UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.             )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Haynes International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

January 9, 2024

To My Fellow Stockholders,

Haynes produces high value differentiated nickel and cobalt-based high-performance alloys. While our alloy names may be familiar to only those in our industry, the impact that our alloys have on improving the technology of the world is widely recognized. We have been inventing new, game-changing alloys for over 100 years. Alloys invented by Haynes helped power Charles Lindbergh and Amelia Earhart flights, flew on every Apollo and space shuttle mission, and assisted with the landing of the Perseverance Rover and the ongoing exploration of Mars. Today, our research and application engineering groups are developing new alloys that we believe will continue to improve application performance due to their exceptional ability to withstand higher temperatures, improve efficiency, enhance corrosion resistance and, in some cases, reduce greenhouse gas emissions in the aerospace, power generation, and chemical processing industries, along with new applications in emerging technologies. We do not just react to industry needs; we help define them and expand end user expectations on performance.

The future for Haynes is bright because of our dedicated and customer focused workforce, our top of class alloy and application development, our distinct combination of our production facilities and company owned worldwide value-added distribution facilities, our unquestioned quality, and our outstanding sales and customer service.

Our business continues to grow and strengthen. We’ve transformed our Company as shown by the following significant accomplishments.

-	We have lowered our volume breakeven point by 25%.

-	We achieved record backlog levels in fiscal 2023.

-	Revenue increased 20% compared to fiscal 2022, driven by record revenues in both our Aerospace and Industrial Gas Turbine markets.

-	Our pricing for the high-value differentiated products we provide our customers, and our cost reduction actions, along with a continued rise in volumes during fiscal 2022 and fiscal 2023, helped improve gross margins significantly after adjusting for a neutral raw material cost impact.

-	U.S. pension and retiree medical net liabilities were reduced over the past 36 months by $133 million, or 67%, taking the funding percentage for the pension plan to 94%.

-	Our team continues with our efforts to further enhance our safety processes and to update our social policies and programs to support our employees and our communities. We also continue with our strong focus on ESG. Haynes alloy and applications development supports worldwide efforts to reduce greenhouse gases. In our efforts to utilize more sustainable sources of energy, we have installed a 1MW solar array at our North Carolina manufacturing facility and a 300KW rooftop solar array at our Arcadia, Louisiana Tubular facility.

As we look to the future, our major markets are projected to continue to grow and our performance improvement is expected to continue. Specifically,

-	The outlook for commercial aircraft deliveries remains strong, with significant year-over-year growth expected through the remainder of this decade. Our proprietary alloys, including HAYNES® 282® alloy and HAYNES® 233® alloy have allowed gas turbines to operate at higher temperatures for much longer service intervals.

-	The industrial gas turbine market is expected to grow at a steady pace through the 2030’s due to worldwide demand for increased energy, higher efficiency, and improved reliability. Our proprietary alloys can improve the efficiency and power generation capability of these turbines.

-	Within the chemical processing market, our new alloy development initiatives are expanding, including the application of HASTELLOY® G35® AND HASTELLOY® HYBRID-BC1® into the chemical, pharmaceutical and agrichemical industries.

-	We plan to incrementally improve our top tier gross margins, driven by the alloy, product, and service differentiation we provide to our customers and end users, along with our continued drive to increase volumes, improve yields, and reduce variable costs.

-	We are at an inflection point for cash generation and expect momentum in cash conversion to grow significantly as we progress through fiscal 2024.

Finally, to our stockholders, thank you for your interest in and support of Haynes. We believe that we have momentum within our major markets, along with the actions in place to continue to improve the performance of our business and enhance future stockholder value.

Sincerely,

Michael L. Shor

President and Chief Executive Officer

January 9, 2024

Dear Stockholders of Haynes International, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Haynes International, Inc. (“Haynes”) to be held Wednesday, February 21, 2024, at 9:30 a.m. (EST). This year’s Annual Meeting will be a virtual meeting of stockholders. You may attend the meeting online, including submitting questions, at www.virtualshareholdermeeting.com/HAYN2024 when you enter your 16-digit control number set forth on your Notice of Internet Availability of Proxy Materials (your “E-Proxy Notice”) or, if you received a printed copy of our proxy materials, your proxy card or voting instruction form. Instructions on how to attend and participate in the Annual Meeting via the webcast are posted at www.virtualshareholdermeeting.com/HAYN2024. You will be able to vote your shares while attending the Annual Meeting by following the instructions on the website.

Prior to the date of the virtual Annual Meeting, you will be able to vote over the Internet at www.proxyvote.com, by mail or by telephone as described in the accompanying Notice of Annual Meeting of Stockholders. The proposals to be voted upon are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

We hope you are able to attend the Annual Meeting virtually. Whether or not you attend, it is important that your stock be represented and voted at the meeting. I urge you to please visit www.proxyvote.com to vote your shares electronically or, if you received a printed copy of our proxy materials, to vote by telephone or to complete, date, sign and return the proxy card or voting instruction form in the enclosed envelope, as described in the attached Notice of Annual Meeting of Stockholders. The vote of each stockholder is very important. You may revoke your proxy at any time before it is voted at the Annual Meeting by giving written notice to the Corporate Secretary of Haynes, by submitting a properly executed proxy card or voting instruction form bearing a later date or by attending the Annual Meeting virtually and voting online during the meeting. Stockholders may also revoke their proxies by entering a new vote over the Internet or by telephone.

On behalf of the Board of Directors and management of Haynes, I thank you for your continued support.

Sincerely,

Haynes International, Inc.

Michael L. Shor

President and Chief Executive Officer

HAYNES INTERNATIONAL, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 21, 2024

Stockholders of Haynes International, Inc.:

The Annual Meeting of Stockholders of Haynes International, Inc. (“Haynes”) will be held virtually at www.virtualshareholdermeeting.com/HAYN2024 on Wednesday, February 21, 2024, at 9:30 a.m. EST for the following purposes:

1.	To elect Robert H. Getz as a director of Haynes to serve for a one-year term;
2.	To elect Dawne S. Hickton as a director of Haynes to serve for a one-year term;
3.	To elect Alicia B. Masse as a director of Haynes to serve for a one-year term;
4.	To elect Brian R. Shelton as a director of Haynes to serve for a one-year term;
5.	To elect Michael L. Shor as a director of Haynes to serve for a one-year term;
6.	To elect Larry O. Spencer as a director of Haynes to serve for a one-year term;
7.	To hold an advisory vote on executive compensation;
8.	To ratify the appointment of Deloitte & Touche LLP as Haynes’ independent registered public accounting firm for the fiscal year ending September 30, 2024; and
9.	To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on December 29, 2023, are entitled to notice of, and to vote at, the Annual Meeting.

YOUR VOTE IS IMPORTANT. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING VIRTUALLY, PLEASE VOTE YOUR PROXY OVER THE INTERNET BY VISITING WWW.PROXYVOTE.COM OR, IF YOU RECEIVED A PRINTED COPY OF OUR PROXY MATERIALS, BY TELEPHONE OR BY DATING, SIGNING AND PROMPTLY MAILING THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM, AS DESCRIBED BELOW.

You can attend the Annual Meeting online and vote shares electronically during the Annual Meeting by visiting www.virtualshareholdermeeting.com/HAYN2024 at the time of the meeting. Online check-in will begin at 9:15 a.m. EST, and you should allow approximately 15 minutes for the online check-in procedure. Please have the 16-digit control number on your Notice of Internet Availability of Proxy Materials or, if you received a printed copy of our proxy materials, on your proxy card or voting instruction form available for check-in. Prior to the date of the Annual Meeting, you will be able to vote over the Internet at www.proxyvote.com, and the proxy materials will be available at that site. You may also vote prior to the date of the meeting by telephone by calling 1-800-690-6903. Please consult your proxy card or voting instruction form for additional information regarding these alternative methods.

You may revoke your written proxy at any time before it is voted at the Annual Meeting by giving written notice to the Corporate Secretary of Haynes, by submitting a properly executed proxy card or voting instruction form bearing a later date or by attending the Annual Meeting virtually and voting online during the meeting. Stockholders may also revoke their proxies by entering a new vote over the Internet or by telephone.

The accompanying Proxy Statement provides a detailed description of the business to be conducted at the Annual Meeting. We urge you to read the accompanying Proxy Statement carefully and in its entirety.

By Order of the Board of Directors,

Angela M. Kohlheim

Angela M. Kohlheim

Vice President, General Counsel and Corporate Secretary

January 9, 2024

Kokomo, Indiana

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on February 21, 2024

This Notice of Annual Meeting of Stockholders, the Proxy Statement, a form of proxy card and the Company’s Annual Report for the fiscal year ended September 30, 2023 are available at www.proxyvote.com.

HAYNES INTERNATIONAL, INC. PROXY STATEMENT

1020 West Park Avenue

Kokomo, Indiana 46904-9013

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 21, 2024

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Haynes International, Inc. (“Haynes,” “we,” “us,” “our,” or the “Company”) of proxies to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 9:30 a.m. EST on Wednesday, February 21, 2024, and at any adjournment or postponement thereof. The meeting will be held virtually at www.virtualshareholdermeeting.com/HAYN2024.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

As allowed by the rules of the Securities and Exchange Commission (the “SEC”), we are furnishing our proxy materials to our stockholders primarily via the Internet. This electronic process diminishes the impact on the environment and reduces our printing and mailing costs. Accordingly, on or about January 9, 2024, we mailed a majority of our stockholders a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) containing instructions on how to access our proxy materials and vote via the Internet, and mailed a printed copy of this proxy statement, a proxy card and our Annual Report on Form 10-K for the fiscal year ended September 30, 2023 (the “Form 10-K”) to our other stockholders. If you received an E-Proxy Notice and would like to receive a printed copy of our proxy materials, please follow the instructions included in the E-Proxy Notice.

Who is entitled to vote at the Annual Meeting?

All stockholders of record as of December 29, 2023, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. As of the close of business on December 29, 2023, 12,782,992 shares of common stock of Haynes were outstanding and entitled to vote. Each outstanding share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting and can be voted only if the record owner of that share, determined as of the record date, is present virtually or represented by a properly completed proxy or votes by any of the other authorized voting methods described herein at the Annual Meeting.

For beneficial owners who are not record holders, the brokers, banks or nominees holding shares for beneficial owners must vote those shares as instructed. If the broker, bank, or nominee has not received instructions from the beneficial owner, the broker, bank, or nominee generally has discretionary voting power only with respect to matters that are considered routine matters.

Haynes has no voting securities outstanding other than the common stock. Stockholders do not have cumulative voting rights.

What will constitute a quorum for the transaction of business at the Annual Meeting?

A quorum will be present if holders of a majority of the outstanding shares of common stock are present, virtually or by proxy or other authorized voting method, at the Annual Meeting. Shares registered in the names of brokers or other “street name” nominees for which proxies are voted on some, but not all, matters will be considered to be present at the Annual Meeting for quorum purposes, but will be voted only as to those matters as to which a vote is indicated, and will not be voted as to the matters with respect to which no vote is indicated (commonly referred to as “broker non-votes”).

How can I participate in the virtual Annual Meeting?

We will have a virtual-only Annual Meeting in 2024. To participate in the virtual Annual Meeting, please visit www.virtualshareholdermeeting.com/HAYN2024 and enter the 16-digit control number included on your E-Proxy Notice or, if you received a printed copy of our proxy materials, your proxy card or voting instruction form. Online check-in will begin at 9:15 a.m. EST, and you should allow approximately 15 minutes for the online check-in procedure. The meeting will begin promptly at 9:30 a.m. EST.

How can I submit questions at the virtual Annual Meeting?

If you wish to submit a question during the Annual Meeting, you may log into www.virtualshareholdermeeting.com/HAYN2024 and enter your 16-digit control number and enter a question at the applicable place and click “submit.” We will answer questions relevant to meeting matters that comply with the meeting rules of conduct during the Annual Meeting. Our meeting rules of conduct will be posted on the Annual Meeting website.

What will I be voting on at the Annual Meeting?

There are eight proposals that stockholders will vote on at the Annual Meeting:

●	Proposal No. 1: The election of Robert H. Getz;
●	Proposal No. 2: The election of Dawne S. Hickton;
●	Proposal No. 3: The election of Alicia B. Masse;
●	Proposal No. 4: The election of Brian R. Shelton;
●	Proposal No. 5: The election of Michael L. Shor;
●	Proposal No. 6: The election of Larry O. Spencer;
●	Proposal No. 7: The approval of the compensation of the Named Executive Officers described herein, in a non-binding, advisory capacity; and
●	Proposal No. 8: The ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending September 30, 2024.

How does our Board recommend that I vote on each of the proposals?

Our Board recommends that you vote as follows:

●	Proposals No. 1 through No. 6: “FOR” the election of each of the six directors nominated by our Board to serve until the 2025 Annual Meeting of Stockholders, or until their successors are duly elected and qualified;
●	Proposal No. 7: “FOR” the approval of the compensation of the Named Executive Officers described herein, in a non-binding, advisory capacity; and
●	Proposal No. 8: “FOR” the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending September 30, 2024.

The votes with respect to approval of the compensation of our Named Executive Officers are advisory in nature and will not be binding on the Company or the Board. However, the Board and our Compensation Committee will take such votes into consideration when making decisions regarding Named Executive Officer compensation.

Angela M. Kohlheim and Daniel W. Maudlin, two of our executive officers, have been selected by our Board to serve as proxy holders for the Annual Meeting. All shares of our common stock represented by properly delivered proxies received in time for the Annual Meeting will be voted at the Annual Meeting by the proxy holders in the manner specified by the stockholder. If you submit your proxy without indicating how you want your shares to be voted, the persons named as proxies will vote your shares in accordance with the recommendations of our Board.

What does it mean if I receive more than one E-Proxy Notice or proxy card?

If you received more than one E-Proxy Notice or proxy card, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included on each E-Proxy Notice or proxy card to ensure that all of your shares are voted.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Equinity, you are considered, with respect to those shares, the “stockholder of record.”

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares held in street name. Our proxy materials have been or will be sent to you by your broker, bank or other holder of record who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote the shares in your account.

How do I vote?

Stockholder of Record. If you are a stockholder of record, you may vote by using any of the following methods:

●	Through the Internet. You may vote by proxy through the Internet no later than 11:59 p.m., Eastern Time, on February 20, 2024, by following the instructions on the E-Proxy Notice or, if you received a printed copy of our proxy materials, the proxy card.
●	By Telephone. If you received a printed copy of our proxy materials, you may vote by proxy by calling, no later than 11:59 p.m., Eastern Time, on February 20, 2024, the toll-free number found on the proxy card and following the recorded instructions.
●	By Mail. If you received a printed copy of our proxy materials, you may vote by proxy by completing, signing, and dating the proxy card and sending it back in the envelope provided. Properly executed proxies that are received in time and not subsequently revoked will be voted as instructed on the proxy card.
●	During the Annual Meeting. If you attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/HAYN2024 and entering the 16-digit control number included on your E-Proxy Notice or your proxy card, you may vote your shares online during the live webcast. We encourage you, however, to vote by proxy through the Internet, by telephone or by mail even if you plan to attend the Annual Meeting so that your shares will be voted in the event you later decide not to attend the Annual Meeting.

Beneficial Owners. If you are a beneficial owner of shares held in street name, you may vote by using any of the following methods:

●	Through the Internet. You may vote by proxy through the Internet no later than 11:59 p.m., Eastern Time, on February 20, 2024, by following the instructions provided on the E-Proxy Notice or, if you received a printed copy of our proxy materials, the voting instruction form.
●	By Telephone. If you received a printed copy of our proxy materials, you may vote by proxy by calling, no later than 11:59 p.m., Eastern Time, on February 20, 2024, the toll-free number found on the voting instruction form and following the recorded instructions.
●	By Mail. If you received a printed copy of our proxy materials, you may vote by proxy by completing, signing, and dating the voting instruction form and sending it back in the envelope provided. Properly executed voting instruction forms that are received in time and not subsequently revoked will be voted as instructed on the voting instruction form.
●	During the Annual Meeting. If you attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/HAYN2024 and entering the 16-digit control number included on your E-Proxy Notice or your voting instruction form, you may vote your shares online during the live webcast. We encourage you, however, to vote by proxy through the Internet, by telephone or by mail even if you plan to attend the Annual Meeting so that your shares will be voted in the event you later decide not to attend the Annual Meeting.

May I change my vote after I have submitted a proxy?

If you are a stockholder of record, you have the power to revoke your proxy at any time before it is voted at the Annual Meeting by:

●	delivering to our Corporate Secretary a written notice revoking the proxy;
●	submitting a properly executed proxy card bearing a later date or by entering a new vote over the Internet or by telephone; or
●	attending the Annual Meeting and voting online during the live webcast (attendance without casting a vote online during the Annual Meeting will not, by itself, constitute revocation of a proxy).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank, or other holder of record. You may also revoke your previous voting instructions by voting online during the live webcast of the Annual Meeting.

Is my vote confidential?

We maintain the confidentiality of the votes of individual stockholders. Proxy forms and voting instruction forms returned to brokerage firms, banks and other holders of record are kept confidential. Only the proxy tabulator and the inspector of election have access to the proxy cards and voting instruction forms. The proxy tabulator will disclose information taken from the proxy cards and voting instruction forms only if there is a proxy contest, if the stockholder authorizes disclosure, to defend legal claims or as otherwise required by law. If you write comments on your proxy card or voting instruction form, management may learn how you voted in reviewing your comments.

Who will serve as the proxy tabulator and inspector of election?

A representative from Broadridge Financial Services, Inc. will serve as the independent inspector of election and will tabulate votes cast by proxy or online during the Annual Meeting. We will report the results in a current report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”).

What vote is required to approve each proposal?

If a quorum is present, the nominees for director (Proposals No. 1 through No. 6) will be elected by the affirmative vote of the majority of the shares present and entitled to vote on such election. Abstentions will have the same effect as votes against the applicable nominee(s) for director. Broker non-votes will have no effect on the election of directors because this is a non-routine matter for which banks, brokers or other nominees may not vote absent instructions.

The affirmative vote of the majority of the shares present and entitled to vote on the matter is required to approve, on an advisory basis, Proposal No. 7, the compensation of our Named Executive Officers, and to approve Proposal No. 8, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2024. Accordingly, abstentions applicable to shares represented at the meeting will have the same effect as votes against Proposal No. 7 and Proposal No. 8. Broker non-votes will have no effect on the outcome of Proposal No. 7, the proposal to approve, on an advisory basis, the compensation of our Named Executive Officers because this is a non-routine matter for which brokers, banks or other nominees may not vote absent instructions. There will be no broker non-votes for Proposal No. 8, the appointment of Deloitte & Touche LLP, because this proposal is a routine matter for which brokers, banks or other nominees have discretionary voting power.

With respect to any other proposals which may properly come before the Annual Meeting, proposals will be approved upon the affirmative vote of a majority of the shares of common stock present virtually or represented by proxy or other authorized voting method and entitled to vote on such matters at the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

Our Board is soliciting the proxy accompanying this proxy statement. We will pay all proxy solicitation costs. Proxies may be solicited by our officers, directors and employees, none of whom will receive any additional compensation for their services. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email or the Internet. We will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokers, banks and other holders of record, for the expense of forwarding solicitation materials to the beneficial owners.

Is there a list of stockholders entitled to vote at the Annual Meeting?

A list of stockholders entitled to vote at the Annual Meeting will be available for ten days prior to the meeting, between the hours of 8:00 a.m. and 4:00 p.m. EST, at our offices at 1020 West Park Avenue, Kokomo, Indiana 46904-9013. If you would like to view the stockholder list at our offices, please contact our Corporate Secretary to schedule an appointment.

I share an address with another stockholder, and we received only one E-Proxy Notice or one paper copy of the proxy materials. How may I obtain an additional copy of the E-Proxy Notice or proxy materials?

We have adopted a procedure approved by the SEC called “householding.” Under the householding procedure, certain stockholders, whether they own registered shares or shares in street name, who have the same address and who receive either E-Proxy Notices or paper copies of the proxy materials in the mail will receive only one copy of our proxy materials, or a single E-Proxy Notice, for all stockholders at that address, unless one or more of the stockholders at that address has previously notified us that they want to receive separate copies. Each 401(k) plan participant will continue to receive a copy of all of the proxy materials. Regardless of how you own your shares, if you received a single E-Proxy Notice or set of proxy materials as a result of householding, and one or more stockholders at your address would like to have separate copies of these materials with respect to the Annual Meeting or in the future, or if you would like to request that only a single E-Proxy Notice or set of proxy materials be sent to the household, please contact Angela M. Kohlheim, Haynes International, Inc., 1020 West Park Avenue, P.O. Box 9013, Kokomo, Indiana 46904-9013 or by telephone at 765-456-6000.

Could other matters be decided at the Annual Meeting?

As of the date of this proxy statement, the Board has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If (a) any matters unknown to the Board as of the date of this proxy statement should properly come before the Annual Meeting; (b) a person not named herein is nominated at the Annual Meeting for election as a director because a nominee named herein is unable to serve or for any reason will not serve; (c) any proposals properly omitted from this proxy statement and the form of proxy should come before the Annual Meeting; or (d) any matters should arise incident to the conduct of the Annual Meeting, then the proxies will be voted with respect to such matters in the discretion of the proxy holders, who intend to vote in accordance with their best judgment.

What is Haynes’ Internet address?

Our Internet address is www.haynesintl.com. Our filings with the SEC are available free of charge via a link from this Internet address or directly from the SEC’s website at www.sec.gov. Unless expressly indicated otherwise, information contained on, or accessible through, our website is not a part of this proxy statement. In addition, none of the information on the other websites listed in this proxy statement is a part of this proxy statement. These website addresses are intended to be inactive textual references only.

PROPOSALS FOR 2025 ANNUAL MEETING

Stockholders desiring to submit proposals to be included in the proxy statement for the 2025 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be required to submit them to the Company in writing on or before September 11, 2024, provided that if the date of the 2025 Annual Meeting of Stockholders is more than 30 days from the anniversary of the 2024 Annual Meeting of Stockholders, then the deadline would be a reasonable time before Haynes begins to print and send its proxy materials. Any such stockholder proposal must also be proper in form and substance, as determined in accordance with the Exchange Act and the rules and regulations promulgated thereunder.

Stockholder proposals other than those to be included in the proxy statement for the 2025 Annual Meeting of Stockholders pursuant to Rule 14a-8 must be submitted in writing to the Corporate Secretary of Haynes and received on or before November 23, 2024 and not earlier than October 24, 2024, provided however, that in the event that the 2025 Annual Meeting of Stockholders is called for a date that is not within twenty-five (25) days before or after the anniversary date of the 2024 Annual Meeting of Stockholders, notice by the stockholder in order to be timely must be submitted and received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the 2025 Annual Meeting of Stockholders was mailed or public disclosure of the date of the 2025 Annual Meeting of Stockholders is made, whichever first occurs. In addition, any such stockholder proposal must be in proper written form. To be in proper written form, a stockholder proposal (i) other than with respect to director nominations must set forth as to each matter the stockholder proposes to bring before the 2025 Annual Meeting of Stockholders (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and record address of the stockholder, (c) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the stockholder, (d) a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposal of such business by the stockholder and any material interest of the stockholder in such business and (e) a representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting and (ii) with respect to director nominations must set forth the information described under the heading “Corporate Governance - Governance Committee and Director Nominations” herein.

In addition to satisfying the requirements under the Amended and Restated By-Laws of the Company, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than December 23, 2024.

The mailing address of the principal executive offices of Haynes is 1020 West Park Avenue, P.O. Box 9013, Kokomo, Indiana 46904-9013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Listed below are the only individuals and entities known by the Company to beneficially own more than 5% of the outstanding common stock of the Company as of January 2, 2024 (assuming that their holdings have not changed from such other date as may be shown below):

Name	Number	Percent(1)
BlackRock, Inc.(2)	2,229,612	17.4%
T. Rowe Price Investment Management, Inc.(3)	1,511,943	11.8%
Dimensional Fund Advisors LP(4)	1,000,098	7.8%
Edenbrook Capital, LLC(5)	903,249	7.1%
The Vanguard Group(6)	764,466	6.0%
Royce & Associates, LP(7)	676,478	5.3%
(1)	The percentage is calculated on the basis of 12,782,992 shares of common stock outstanding as of January 2, 2024.
(2)	The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. Based solely on the Schedule 13G/A, filed on January 26, 2023 with the SEC, represents sole voting power over 2,205,633 shares and sole dispositive power over 2,229,612 shares.
(3)	The address of T. Rowe Price Investment Management, Inc. is 101 East Pratt Street, Baltimore, Maryland 21201. Based solely on the Schedule 13G/A, filed on February 14, 2023 with the SEC, represents sole voting power over 417,689 shares and sole dispositive power over 1,511,943 shares.
(4)	The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, Texas 78746. Based solely on the Schedule 13G/A, filed on February 10, 2023 with the SEC, represents sole voting power over 983,498 shares and sole dispositive power over 1,000,098 shares.
(5)	The address of Edenbrook Capital, LLC is 116 Radio Circle, Suite 202, Mount Kisco, New York 10549. Based solely on the Schedule 13G/A, filed on February 7, 2023 with the SEC, represents shared voting and dispositive power over 903,249 shares.
(6)	The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Based solely on the Schedule 13G/A, filed on February 9, 2023 with the SEC, represents shared voting power over 9,658 shares, sole dispositive power over 743,880 shares and shared dispositive power over 20,586 shares.
(7)	The address of Royce & Associates, LP is 745 Fifth Avenue, New York, New York 10151. Based solely on the Schedule 13G/A, filed on January 23, 2023 with the SEC, represents sole voting power and sole dispositive power over 676,478 shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the ownership of shares of the Company’s common stock as of January 2, 2024 (except as described in any associated footnote), by each director, the Chief Executive Officer, the Chief Financial Officer and the other three most highly compensated executive officers during fiscal 2023 (the “Named Executive Officers”) and the directors and all executive officers as a group. Except as noted below, the directors and executive officers have sole voting and investment power over the shares of common stock shown in the table. The business address of each person indicated is c/o Haynes International, Inc., 1020 West Park Avenue, P.O. Box 9013, Kokomo, Indiana 46904-9013.

Name	Number	Percent(1)
Michael L. Shor(2)	291,015	2.2%
Robert H. Getz(3)	39,008	*
Donald C. Campion(4)	28,494	*
Dawne S. Hickton(5)	22,219	*
Alicia B. Masse(6)	3,875	*
Brian R. Shelton	3,875	*
Larry O. Spencer(7)	14,433	*
Daniel W. Maudlin(8)	108,714	*
David L. Strobel(9)	69,836	*
Marlin C. Losch III(10)	69,311	*
Scott R. Pinkham(11)	66,208	*
All directors and executive officers as a group (16 persons)(12)	805,430	6.1%
*	Represents beneficial ownership of less than one percent of the outstanding common stock.
(1)	The percentages are calculated on the basis of 12,782,992 shares of common stock outstanding as of January 2, 2024, plus the number of shares that such person or group has the right to acquire beneficial ownership of within sixty days of January 2, 2024, including applicable shares underlying stock options held by such person or group which may be exercised within sixty days of January 2, 2024.
(2)	Shares of common stock beneficially owned by Mr. Shor include 27,840 shares of time-vesting restricted stock subject to forfeiture, all of which Mr. Shor has the right to vote, and 197,770 shares underlying stock options which may be exercised within sixty days of January 2, 2024.
(3)	Included in this amount are 10,144 shares of restricted stock the receipt of which has been deferred to a future year as elected by the participant.
(4)	Included in this amount are 2,500 shares of restricted stock the receipt of which has been deferred to a future year as elected by the participant.
(5)	Included in this amount are 7,423 shares of restricted stock the receipt of which has been deferred to a future year as elected by the participant.
(6)	Included in this amount are 1,400 shares of restricted stock the receipt of which has been deferred to a future year as elected by the participant
(7)	Included in this amount are 14,433 shares of restricted stock the receipt of which has been deferred to a future year as elected by the participant.
(8)	Shares of common stock beneficially owned by Mr. Maudlin include 7,782 shares of time-vesting restricted stock subject to forfeiture, all of which Mr. Maudlin has the right to vote, and 79,183 shares underlying stock options which may be exercised within sixty days of January 2, 2024.
(9)	Shares of common stock beneficially owned by Mr. Strobel include 5,696 shares of time-vesting restricted stock subject to forfeiture, all of which Mr. Strobel has the right to vote, and 51,470 shares underlying stock options which may be exercised within sixty days of January 2, 2024.
(10)	Shares of common stock beneficially owned by Mr. Losch include 5,733 shares of time-vesting restricted stock subject to forfeiture, all of which Mr. Losch has the right to vote, and 39,682 shares underlying stock options which may be exercised within sixty days of January 2, 2024.
(11)	Shares of common stock beneficially owned by Mr. Pinkham include 5,420 shares of time-vesting restricted stock subject to forfeiture, all of which Mr. Pinkham has the right to vote, and 38,697 shares underlying stock options which may be exercised within sixty days of January 2, 2024.
(12)	Includes 463,267 shares underlying stock options that may be exercised within sixty days of January 2, 2024, 77,045 shares of restricted stock subject to forfeiture and 35,900 shares of deferred restricted stock.

Delinquent Section 16(a) Reports

The federal securities laws require the filing of certain reports by officers, directors, and beneficial owners of more than ten percent (10%) of our securities with the SEC and the Nasdaq Stock Market LLC (“Nasdaq”). Specific due dates have been established and we are required to disclose in this proxy statement any failure to file by these dates. Based solely on a review of copies of Section 16 filings filed electronically with the SEC and, as applicable, written representations that no such filings were required, the Company believes that all filing requirements for transactions in fiscal 2023 were satisfied by each stockholder holding ten percent (10%) or more of the common stock of the Company, and each of our officers and directors, except the initial Form 3 filed for Ms. Susan Perry when she became an executive officer and the Form 4 reporting the award of restricted stock and employee stock options granted to Ms. Perry when she became an executive officer, which reports were inadvertently filed late due to administrative error.

PROPOSALS NO. 1 THROUGH NO. 6. ELECTION OF DIRECTORS

The Amended and Restated By-Laws of the Company provide that the number of directors constituting the whole board shall be fixed from time to time by resolutions of the Board of Directors but shall not be less than three nor more than nine directors. By resolution, the Board of Directors has fixed the number of directors at seven. The terms of all incumbent directors will expire at the Annual Meeting. Directors elected at the Annual Meeting will serve for a term ending at the 2025 Annual Meeting of Stockholders and until their respective successors are elected and qualified.

Nominees

Upon the unanimous recommendation of the Corporate Governance and Nominating Committee (the “Governance Committee”), the Board of Directors has nominated six of the seven directors who served in fiscal 2023 for re-election at the Annual Meeting. The Board of Directors believes that all of its nominees will be available for re-election at the Annual Meeting and will serve if re-elected. The directors nominated for election (the “Nominated Directors”) are:

			Served as
	Age on		Director
Name	1/2/2024	Current Position	Since
Robert H. Getz	61	Chairman of the Board; Director	2006
Dawne S. Hickton	66	Director	2017
Alicia B. Masse	66	Director	2023
Brian R. Shelton	62	Director	2023
Michael L. Shor	64	President and Chief Executive Officer; Director	2012
Larry O. Spencer	70	Director	2021

The Board of Directors recommends that stockholders vote FOR the election of all of the Nominated Directors. Properly submitted proxies will be voted as directed or, if no direction is given, will be voted FOR the election of each of the Nominated Directors. However, the persons designated as proxies reserve the right to cast votes for another person designated by the Board of Directors in the event that any Nominated Director becomes unable to, or for any reason will not, serve. If a quorum is present, those nominees receiving the affirmative vote of the majority of the shares present and entitled to vote on such election will be elected to the Board of Directors.

Business Experience of Nominated Directors

Director Skills Summary

	Robert	Dawne	Alicia	Brian	Michael	Larry
	Getz	Hickton	Masse	Shelton	Shor	Spencer
CEO/Equivalent Experience	☒	☒	☒	☒	☒	☒
Financial Experience	☒	☒	☒	☒	☒	☒
Metals Industry Experience	☒	☒	☒	☐	☒	☐
Operational/Manufacturing Experience	☒	☒	☒	☒	☒	☒
Global Operations Experience	☒	☒	☒	☒	☒	☒
Strategy Experience	☒	☒	☒	☒	☒	☒
Technology/Systems Experience	☒	☒	☒	☒	☒	☒
Research & Development Experience	☒	☒	☒	☒	☒	☒
Environmental, Social, and Governance Experience	☐	☒	☒	☒	☒	☐
Human Capital Management Experience	☒	☒	☒	☒	☒	☒

Robert H. Getz has been a director since March 31, 2006, and was elected as the Company’s Chairman of the Board effective September 1, 2018. Mr. Getz also serves as a member of the Compensation and Corporate Governance and Nominating Committees and as Chairman of the Strategic Committee. Mr. Getz is Managing Partner and Founder of Pecksland Capital Partners, a private investment firm. Prior to 2016, Mr. Getz served as a Managing Director and Partner of Cornerstone Equity Investors, LLC (“Cornerstone”), a private equity investment firm which he co-founded in 1996. Prior to the formation of Cornerstone, Mr. Getz served as a Managing Director and Partner of Prudential Equity Investors and Prudential Venture Capital. Mr. Getz has served on the boards of numerous public and private technology, manufacturing and metals and mining companies. Mr. Getz currently serves on the Board of Directors of Techtronic Industries, a designer and manufacturer of power tools and products with leading brands such as Milwaukee and Ryobi. He also serves on the board of Ero Copper Corp., a copper mining and exploration company. Mr. Getz formerly served as a Director of Jaguar Mining until 2019. He also served as a Director of NewMarket Gold Inc. until 2016. The Board believes that Mr. Getz’s experience as an investor and extensive record as a director of other domestic and international companies, as well as his wide variety of operating experience, enable him to lead the board with his valuable perspective on a variety of strategic issues.

Dawne S. Hickton has been a director since July 1, 2017. She also serves as Chair of the Compensation Committee and is a member of the Audit, Corporate Governance and Nominating and Strategic Committees of the Board. Ms. Hickton is Chair and CEO of Cumberland Additive Inc., an aerospace, space, and defense specialty metals additive manufacturing company. From June 2019 to June 2022, she was Executive Vice President and President of the Critical Missions Solutions line of business at Jacobs Engineering Group, Inc. (“Jacobs Engineering”), a technical professional services firm, and she was a member of the board of directors at Jacobs Engineering from May 2015 to July 2019. Ms. Hickton was a Founding Partner of Cumberland Highstreet Partners, Inc., an executive strategic consulting firm for manufacturing businesses, where she currently has an advisory role. She previously served as Vice Chair, President and Chief Executive Officer of RTI International Metals, Inc., from 2007 until its sale to Alcoa Corporation in 2015. Ms. Hickton was Chair of the Board of the Federal Reserve Bank of Cleveland from 2018 to 2020 and was a Director of Triumph Group, Inc. from 2015 to 2019 and a Director of FNB Corporation from 2006 to 2013. In addition, she is currently a Trustee for the University of Pittsburgh and is an Emeritus Board Member of the Smithsonian National Air & Space Museum. In December 2022, Ms. Hickton was nominated to serve on the National Space Council User’s Advisory Group (UAG). The Board believes that Ms. Hickton’s leadership experience in specialty metals, her extensive experience on public boards, as well as her knowledge of Haynes’ key markets are benefits to Haynes.

Michael L. Shor was elected as the Company’s President and Chief Executive Officer effective September 1, 2018. Prior to that, Mr. Shor served as the Company’s interim President and Chief Executive Officer from May 29, 2018 through August 31, 2018. Mr. Shor has been a director since August 1, 2012, and served as Chairman of the Board from February 2017 through August 2018. Mr. Shor retired as Executive Vice President—Advanced Metals Operations & Premium Alloys Operations of Carpenter Technology Corporation (“Carpenter”) on July 1, 2011, after a thirty-year career with Carpenter. At Carpenter, Mr. Shor held managerial positions in technology, marketing, and operations before assuming full responsibility for the performance of Carpenter’s operating divisions. The Board believes Mr. Shor’s extensive management experience and specific specialty materials experience provides valuable insight to lead the Company in its strategic direction, operational excellence and growth initiatives, and continued development of its ESG activities.

Larry O. Spencer, General, USAF (Ret.) has served as a director since January 1, 2020, and serves as Chairman of the Corporate Governance and Nominating Committee and a member of the Compensation Committee. General Spencer currently serves as President of the Armed Forces Benefit Association and Chairman of the Board and President of 5Star Life Insurance Company. General Spencer served until March 1, 2019, as President of the United States Air Force Association, a position he held since his retirement as a four-star general in 2015 after serving 44 years with the United States Air Force. General Spencer held positions of increasing responsibility with the Air Force, which included Vice Chief of Staff, the second highest-ranking military member in the Air Force. General Spencer served as Vice Commander of the Oklahoma City Logistics Center, where he led repair and overhaul operations for a myriad of Air Force aircraft and engines. General Spencer was also the first Air Force officer to serve as the Assistant Chief of Staff in the White House Military Office, and he served as Chief Financial Officer and Director of Mission Support at a major command. General Spencer currently serves as a member of the board of directors of the Whirlpool Corporation since August 2016 and the Triumph Group, Inc. since February 2018. The Board believes it benefits from General Spencer’s experiences as a leader of large, complex organizations and global business operations and logistics and his knowledge of aerospace and insights into defense and government affairs.

Alicia B. Masse has been a director since March 9, 2023. She also is a member of the Audit Committee as well as the Corporate Governance and Nominating Committee. Ms. Masse has served as a Senior Managing Director at B. Riley Advisory Services (“B. Riley”), a financial advisory firm, since 2020. Prior to joining B. Riley, Ms. Masse was the Managing Director and founder of Alderney Advisors (“Alderney”), an advisory firm providing financial and strategic solutions for clients primarily in the automotive and logistics industries, since 2013. Prior to founding Alderney, Ms. Masse served in Senior Client Advisory roles at the accounting firms Ernst and Young LLP, BBK, Ltd., and Arthur Andersen. She also served in a leadership role in finance at Ford Motor Company. While Ms. Masse's focus has been on restructuring in the automotive sector, she also has experience in financing companies. Ms. Masse also serves on two non-profit boards in Detroit, Michigan. The Board believes that Ms. Masse’s leadership experience, her experience on boards, as well as her knowledge of financial and strategic solutions are benefits to Haynes.

Brian R. Shelton has been a director since March 9, 2023. He is Chairman of the Audit Committee and a member of the Compensation and Strategic Committees. Mr. Shelton has served on the Board of Directors of Graham Management Services LP since March 2022 and of Milender White Inc. since February 2011, and formerly served as an Executive Member of the Board of Directors for American Civil Constructors from January 2000 to March 2005. Mr. Shelton recently retired from Jacobs Engineering after 17 years (previously CH2M Hill, which Jacobs Engineering acquired in 2017). Mr. Shelton was the Senior Vice President – Finance, for Jacobs Engineering as well as the Chief Financial Officer of its Critical Mission Solutions business unit, since 2018. Prior to CH2M Hill, Mr. Shelton served as CFO of American Civil Constructors, and held various positions in the investment and commercial banking industries. Mr. Shelton also served in Special Forces for the United States Marine Corps. The Board believes that Mr. Shelton’s expertise in the global business services sector and success as an investment banker capitalizing on mergers and acquisitions and capital raising are benefits to Haynes.

Diversity of Directors

The Corporate Governance and Nominating Committee values diversity and considers it as one criteria in the evaluation of attributes and qualifications that a particular candidate possesses. The Corporate Governance and Nominating Committee construes the notion of diversity broadly, considering differences in viewpoint, professional experience, education, skills, and other individual qualities, including gender identity and similar matters, in addition to race, age, ethnicity and cultural background as elements that contribute to a diverse Board. As of September 30, 2023, diverse persons constituted 50% of the independent members of the Board and constitute 50% of the Nominated Directors.

Board Diversity Matrix

	As of 9/30/2023			As of 9/30/2022
Total Number of Directors:		7			5
	Female	Male	Non-Binary	Female	Male	Non-Binary
Part I: Gender Identity	2	5	0	1	4	0
Part II: Demographic Background
African American or Black	0	1	0	0	1	0
Alaskan Native or Native American	0	0	0	0	0	0
Asian	0	0	0	0	0	0
Hispanic or Latino	0	0	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0	0	0
White	2	4	0	1	3	0
Two or More Races or Ethnicities	0	0	0	0	0	0
LGBTQ+	0	0	0	0	0	0
Did Not Disclose Demographic Background	0	0	0	0	0	0

The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the Nominated Directors.

CORPORATE GOVERNANCE

Board Committee Structure

The Board of Directors has three standing committees: (i) an Audit Committee; (ii) a Compensation Committee; and (iii) a Corporate Governance and Nominating Committee. In addition to the standing committees, the Board established a Strategic Committee in 2022 chaired by Mr. Getz and includes Ms. Hickton and Mr. Shelton. The Strategic Committee meets as needed to review capital allocations, potential acquisitions, and other opportunities for the enhancement of stockholder value prior to full Board consideration.

The Audit Committee is currently composed of four members, Messrs. Shelton (who chairs the Committee) and Campion (who will leave the Committee on February 21, 2024) and Mses. Hickton and Masse, all of whom are independent under the listing rules and interpretations of Nasdaq. The Board has determined that Mr. Shelton and Ms. Masse are “audit committee financial experts,” as defined under Item 407(d)(5)(ii) and (iii) of Regulation S-K. Under the Audit Committee Charter, adopted by the Board and available in the investor relations section of our website at https://www.haynesintl.com/investor-relations/our-company/board-committee-charters, the Audit Committee is primarily responsible for, among other matters:

●	Appointment, retention, termination, and oversight, including the approval of compensation, of the Company’s independent auditors;
●	Pre-approving audit and non-audit services by the independent auditors;
●	Reviewing the audit plan and the estimated fees;
●	Reviewing and recommending approval to the full Board of securities disclosures and earnings press releases;
●	Evaluating and making recommendations to the Board concerning the financial structure and financing strategy of the Company;
●	Managing significant risks and exposures (including cybersecurity risks relating to financial reporting) and policies with respect to risk assessment and risk management relating to financial reporting;
●	Reviewing operational and accounting internal controls, including any special procedures adopted in response to the discovery of material control deficiencies;
●	Reviewing the action taken by management on the internal auditors’ and independent auditors’ recommendations;
●	Reviewing and approving the appointment, reassignment, and replacement of the senior internal audit executive;
●	Reviewing the qualifications, performance, and independence of the independent auditors;
●	Reviewing the Company’s Code of Business Conduct and Ethics;
●	Reviewing and approving the existence and terms of any transactions between the Company and any related party; and
●	Performing such additional activities, and considering such other matters, within the scope of its responsibilities, as the Audit Committee or the Board deems necessary or appropriate.

The Compensation Committee is currently composed of five members, Ms. Hickton (who chairs the Committee), and Messrs. Campion (who will leave the Committee on February 21, 2024), Getz, Shelton, and Spencer, all of whom are independent under the listing rules and interpretations of Nasdaq. Under the Compensation Committee Charter, adopted by the Board of Directors and available in the investor relations section of our website at https://www.haynesintl.com/investor-relations/our-company/board-committee-charters, the Compensation Committee is primarily responsible for, among other matters:

●	Appointment, retention, termination, and oversight, including the approval of compensation, of the Committee’s independent compensation consultant;
●	Establishing the Company’s philosophy and policies regarding executive and director compensation, and overseeing the development and implementation of executive and director compensation programs;
●	Recommending to the Board the CEO’s compensation level and performance goals as well as recommending awards for the CEO under incentive compensation plans based on the performance evaluation conducted by the Board;
●	Reviewing and approving the individual elements of total compensation for the executive management of the Company;
●	Reviewing and approving revisions to the Company’s executive officer salary range structure and annual salary increase guidelines;
●	Assuring that the Company’s executive incentive compensation program is administered in a manner consistent with the Committee’s compensation philosophy and policies as to participation, target annual incentive awards, corporate financial goals and actual awards paid to executive officers;
●	Reviewing the Company’s employee benefit programs and approving changes, subject, where appropriate, to stockholder or Board approval;
●	Overseeing regulatory compliance with respect to compensation matters;
●	Reviewing performance of executive officers other than the CEO and overseeing succession planning;
●	Overseeing and making recommendations to the Board with respect to the Company’s incentive compensation plans and equity-based plans;
●	Preparing and issuing compensation evaluations and reports; and
●	Performing other duties or responsibilities expressly delegated by the Board from time to time relating to the Company’s executive compensation programs.

The Corporate Governance and Nominating Committee (the “Governance Committee”) is currently composed of four members, Messrs. Spencer (who chairs the Committee) and Getz and Mses. Hickton and Masse, all of whom are independent under the listing rules and interpretations of Nasdaq. Under the Governance Committee Charter, adopted by the Board and available in the investor relations section of our website at https://www.haynesintl.com/investor-relations/our-company/board-committee-charters, the Governance Committee is responsible for overseeing the performance and composition of the Board to ensure effective governance. The Governance Committee identifies and recommends the nomination of qualified directors to the Board as well as develops and recommends governance principles for the Company. The Governance Committee is primarily responsible for, among other things:

●	Overseeing the search for qualified individuals to serve on the Board;
●	Recommending to the Board those director nominees who, in the Committee’s opinion, the full Board should recommend for stockholder approval at the Annual Meeting or for election at such other times when vacancies exist, or qualified candidates are identified and available;
●	Assisting the Board in annually evaluating the continued suitability and effectiveness of incumbent director candidates, both individually and as a group;
●	Overseeing the administration of the Board, including reviewing and recommending the appointment of directors to committees of the Board and monitoring and reviewing the functions of the committees;
●	Developing, approving, and reviewing the Company’s Corporate Governance Guidelines;
●	Recommending the organization and structure of the Board;
●	Overseeing and reviewing annually the structure and effectiveness of the Board’s committee system; and
●	Performing any other duties assigned to it by the Board.

Meetings of the Board of Directors and Committees

The Board held twelve meetings during the fiscal year ended September 30, 2023. During fiscal 2023 no member of the Board attended fewer than 75% of the aggregate of the meetings of the Board and meetings of any committee of the Board of which he or she was a member that were held when he or she was a director or committee member. Meetings include those held in person, by telephone or by any available electronic means. Scheduled meetings are supplemented by frequent informal exchanges of information, and, on occasion, actions taken by unanimous written consent without meetings. All of the members of the Board are expected to attend Haynes’ Annual Meetings of Stockholders. All of the members of the Board then in office attended Haynes’ 2023 Annual Meeting of Stockholders virtually. The following chart shows the number of meetings in fiscal 2023 of each of the standing committees of the Board at which a quorum was present:

Committee	Meetings in Fiscal 2023
Audit Committee	7
Compensation Committee	8
Corporate Governance and Nominating Committee	4

Meetings of Non-Management Directors

Consistent with Nasdaq governance requirements, the non-management members of the Board of Directors meet in an executive session at least twice per year, and usually in connection with every regularly- scheduled in-person, telephonic or electronic board meeting, to: (a) review the performance of the management team; (b) discuss their views on management’s strategic planning and its implementation; and (c) address any other matters affecting the Company that may concern individual directors. The executive sessions are designed to ensure that the Board of Directors is not only structurally independent, but also is given ample opportunity to exercise independent thought and action. In fiscal 2023, the non-management directors met in executive session seven times. When meeting in executive session, the presiding person was the Chairman of the Board.

Independence of the Board of Directors and Committee Members

Except for Mr. Shor, all of the members of the Board of Directors, including each member of the Audit Committee, the Compensation Committee and the Governance Committee, meet the criteria for independence set forth in the rules and regulations of the SEC, including Rules 10A-3(b)(1) and 10C-1(b)(1) of the Exchange Act and the listing rules and interpretations of Nasdaq.

The roles of Chairman and Chief Executive Officer are split into two positions. The Board of Directors believes that separating these roles aligns the Company with best practices for corporate governance of public companies and accountability to stockholders. The Board also believes that the separation of roles provides a leadership model that clearly distinguishes the roles of the Board and management. The separation of the Chairman and Chief Executive Officer positions allows the Company’s Chief Executive Officer to direct his or her energy toward operational and strategic issues while the non-executive Chairman focuses on governance and providing counsel and advice to the Chief Executive Officer. The Company believes that separating the Chairman and Chief Executive Officer positions enhances the independence of the Board, provides independent business counsel for the Company’s Chief Executive Officer and facilitates improved communications between Company management and Board members.

Family Relationships

There are no family relationships among the directors and executive officers of the Company.

Conflict of Interest and Related Person Transactions

As set forth in the Audit Committee Charter, it is the Company’s policy to require that all conflict of interest transactions between the Company and any of its directors, officers or 5% or greater beneficial owners (each, an “insider”) and all transactions where any insider has a direct or indirect financial interest, including related person transactions required to be reported under Item 404(a) of Regulation S-K, must be reviewed and approved or ratified by the Audit Committee of the Board of Directors. Management discloses the existence of any such transaction to the Audit Committee. In addition, the material terms of any such transaction, including the nature and extent of the insider’s interest therein, must be disclosed to the Audit Committee. The Audit Committee will then review the terms of the proposed transaction to determine whether the terms of the proposed transaction are fair to the Company and are no less favorable to the Company than those that would be available from an independent third party. Following the Audit Committee’s review and discussion, the proposed transaction will be approved or ratified only if it receives the affirmative votes of a majority of the members of the Audit Committee who have no direct or indirect financial interest in the proposed transaction, even though the disinterested directors may represent less than a quorum. Interested directors may be counted in determining the presence of a quorum at a meeting of the Audit Committee which authorizes the contract or transaction. Haynes did not enter into any transactions in fiscal 2023 with any insider and none are currently proposed.

Governance Committee and Director Nominations

Nominees for the Board of Directors are currently recommended for nomination to the Board of Directors by the Governance Committee. The Governance Committee bases its recommendation for nomination on criteria that it believes will provide a broad perspective and depth of experience in the Board of Directors. In general, when considering independent directors, the Governance Committee will consider the candidate’s experience in areas central to the Company, such as operational experience in a manufacturing environment, aerospace or specialty metals industry experience, general business management experience, finance and legal acumen and experience and demonstrated leadership capabilities as well as considering the candidate’s personal qualities and accomplishments and their ability to devote sufficient time and effort to their duties as directors. Important areas of experience and expertise include manufacturing, international operations, finance and the capital markets, accounting, ESG, human capital management, and experience as a director or executive of other companies, or similar experience in a governmental or non-profit setting.

The Governance Committee has adopted Corporate Governance Guidelines which establish, among other matters, a mandatory retirement age for Board members of 72, subject to exceptions that may be granted by the Board. Mr. Campion is retiring from the Board at the expiration of his current term pursuant to this retirement age policy. In keeping with its commitment to enhancing diversity of viewpoints and background on the Board, the two most recent directors appointed to the Board, each of whom brings substantial experience in the form of executive leadership in manufacturing and the financial industry, respectively, further the Board’s goals of enhancing diversity of viewpoints and experience. The Company benefits from their valuable perspectives on the competitive landscape confronting the Company, as well as their general leadership skills.

As set forth in the Governance Committee Charter, the Governance Committee will consider candidates recommended by stockholders, provided the names of such persons, accompanied by relevant biographical information, are properly submitted in writing to the Corporate Secretary of the Company in accordance with the procedure described below for stockholder nominations. Candidates recommended by stockholders are evaluated in the same manner using the same criteria as candidates recommended by the Board or Governance Committee or individual directors or officers.

In all cases, the Governance Committee encourages the proposal of diverse candidates.

Stockholders may nominate directors by providing timely notice thereof in proper written form to the Corporate Secretary of Haynes. To be timely, a stockholder’s notice to the Corporate Secretary must be delivered to or mailed and received at Haynes’ principal executive offices (a) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting is mailed or public disclosure of the date of the annual meeting is made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting is mailed or public disclosure of the date of the special meeting is made, whichever first occurs.

To be in proper written form, a stockholder’s notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics (the “Code”) that applies to its Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, as well as to its directors and other officers and employees. This Code is posted on the Company’s website at https://haynesintl.com/investor-relations/our-company/code-of-business-conduct-and-ethics. The Audit Committee of the Board annually reviews the Code of Business Conduct and Ethics and is informed of any whistleblower complaints provided thereunder. In addition, the Chief Executive Officer discusses the importance of ethical conduct and compliance with the Code in each quarterly employee meeting or update.

Board of Directors’ Role in Risk Oversight

As a part of its oversight function, the Board monitors how management operates the Company. The full Board is engaged in our Enterprise Risk Management program, including through regular reporting and discussion, and by working with management to identify and prioritize enterprise risks—the specific financial, operational, business, reputational and strategic risks that the Company faces, whether internal or external. These functions are distributed among the full Board, the committees of the Board and management, as appropriate. Certain strategic and business risks, such as those relating to our products, markets, and capital investments (including environmental and social risks), are overseen by the entire Board. The Audit Committee oversees management of market and operational risks that could have a financial impact, such as those relating to internal controls or liquidity. The Governance Committee manages the risks associated with governance issues, such as the independence of the Board, and the Compensation Committee manages risks relating to our compensation plans and policies, including analysis of appropriate incentives and measures.

In addition to the formal compliance program, the Board encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations of the Company. Our risk management structure also includes a standing enterprise risk management committee comprised of members of the executive team and led by the CEO, collectively undertaking an ongoing effort to assess and analyze the most likely areas of current and future risk for the Company and to address them in its short-term and long-term planning processes. This committee, or individual members thereof, periodically reports to the Board, and individual members of the committee may also do so on an informal basis.

Communications with Board of Directors

Stockholders may communicate with the full Board of Directors by sending a letter to Haynes International, Inc. Board of Directors, c/o Corporate Secretary, 1020 West Park Avenue, P.O. Box 9013, Kokomo, Indiana 46904-9013. Our Corporate Secretary will review the correspondence and forward it to the chair of the appropriate committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to the Company or its business or is similarly inappropriate. In addition, interested parties may contact the non-management directors as a group by sending a written communication to the Corporate Secretary as directed above. Such communication should be clearly addressed to the non-management directors.

Director Compensation Program

Directors who are also Company employees do not receive compensation for their services as directors. The following is a description of the Company’s compensation program for non-management directors in fiscal 2023. In consultation with its independent compensation consultant, Total Rewards Strategies, the Compensation Committee reviews the cash and equity compensation paid to non-management directors and recommends changes to the Board of Directors, as appropriate.

Equity Compensation

In consultation with its compensation consultant, for fiscal 2023, the Compensation Committee established a target equity restricted stock grant amount of $115,000 for each non-employee Director and $140,000 for the Chairman of the Board. In establishing the grants, the Compensation Committee considered information provided by Total Reward Strategies on methods of encouraging long-term stock ownership by directors, as well as information regarding how comparator group companies utilize restricted or deferred stock.

Non-employee members of the Board of Directors are granted shares of time-based restricted stock annually. The shares of restricted stock will vest in full on the earlier of (i) the first anniversary of the grant date, or (ii) the failure of the director to be re-elected at an annual meeting of the stockholders of the Company as a result of the director being excluded from the nominations for any reason other than “cause” as defined in the applicable incentive compensation plan.

Cash Compensation

In consultation with Total Reward Strategies, in September 2022, the Board reviewed the fiscal 2023 annual cash Director retainer and the Committee fees and Committee chair fees. The annual cash retainer each non-employee Director received for fiscal 2023 was increased from $65,000 to $75,000 and the additional cash retainer the Chairman of the Board received for fiscal 2023 was increased from $50,000 to $60,000. Committee fees for fiscal 2023 were $10,000 each for the Audit Committee members, $7,500 each for the Compensation Committee members and $5,000 each for the Governance Committee members. Committee chair fees were $20,000 for serving as chair of the Audit Committee, $15,000 for serving as chair of the Compensation Committee and $12,500 for serving as chair of the Governance Committee. In fiscal 2022, the Board of Directors formed a Strategic Committee for the purposes of reviewing and analyzing capital allocation, potential acquisitions, and enhancement of stockholder value. The Strategic Committee chair annual cash retainer for fiscal 2023 was $100,000 and the committee members’ annual cash retainer for fiscal 2023 was $70,000.

Fiscal 2023 Director Compensation Table

The following table provides information regarding the compensation paid to the Company’s non- employee members of the Board of Directors in fiscal 2023, giving effect to the adjustments discussed above.

	Fees Earned or	Restricted		Dividends on
	Paid in Cash	Stock Awards		Stock Awards
Name	($)	($)(1)		($)	Total ($)
D. C. Campion, Director	$107,500	$114,993		$2,072	$224,565
R. H. Getz, Chairman of the Board	$237,500	$140,004	(2)	$2,522	$380,026
D. S. Hickton, Director	$177,500	$114,993		$2,072	$294,565
A. B. Masse, Director	$49,583	$71,484	(2)	$924	$121,991
B. R. Shelton, Director	$51,041	$71,484		$924	$123,449
L. O. Spencer, Director	$96,250	$114,993	(2)	$2,072	$213,315
(1)	For Messrs. Campion, Getz, and Spencer and Ms. Hickton, represents restricted stock with a grant date fair value equal to $48.85 per share, which was the closing price of the Company’s common stock on the trading day prior to the date of the grant of November 22, 2022, computed in accordance with Financial Accounting Standards Board ASC Topic 718, “Compensation – Stock Compensation” (“FASB ASC Topic 718”). For Ms. Masse and Mr. Shelton, represents a pro rata award of restricted stock received upon his or her appointment to the Board, with a grant date fair value equal to $51.06 per share, which was the closing price of the Company’s common stock on the trading day prior to the date of the grant of March 13, 2023 computed in accordance with FASB ASC Topic 718. The shares of restricted stock are subject to vesting as described more fully above under “Equity Compensation.”
(2)	Pursuant to the deferred compensation plan described below, Mr. Getz deferred 50% of this grant, and Mr. Spencer and Ms. Masses each deferred 100% of this grant.

Director Deferred Compensation Plan

The Company has a deferred compensation plan for directors and executives that permits directors to defer up to 100% of their cash retainers and up to 100% of their annual equity grant. Several non-employee directors elected to defer the receipt of shares upon vesting to a later date. Any deferral election also results in deferral of the receipt of dividends on the relevant restricted stock throughout the deferral period.

Director Stock Retention Guidelines

The Board approved stock ownership guidelines for non-employee members of the Board effective January 1, 2014. The guidelines provide that non-employee directors must own common stock equal to 400% of their annual cash retainer within five (5) years of their date of election to the Board. For purposes of this calculation, shares owned by an individual include shares or other equity interests owned directly or indirectly, including those subject to risk of forfeiture (but not forfeited) under our 2016 Incentive Compensation Plan or the 2020 Incentive Compensation Plan, as applicable, and shares subject to a deferral election. The guidelines also provide that directors must retain a certain amount of stock (based upon the value of shares owned) after meeting the ownership goal. As of January 2, 2024 all of the non-employee directors met the guidelines or were in the five (5) year accumulation period.

The share ownership amount for each non-employee director as of January 2, 2024 is summarized below and is based on the closing price of the Company’s stock as of January 2, 2024.

	Number of	All Other	Total Share	Ownership Value
Name	Non-Vested Shares	Shares	Ownership	as of 1/2/2024
D. C. Campion	2,475	26,019	28,494	$1,632,991
R. H. Getz	3,100	35,908	39,008	$2,235,548
D. S. Hickton	2,475	19,744	22,219	$1,273,371
A. B. Masse	3,875	—	3,875	$222,076
B. R. Shelton	3,875	—	3,875	$222,076
L. O. Spencer	2,475	11,958	14,433	$827,155

Expenses

The Company reimburses directors for their reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committee thereof and other expenses incurred by directors in connection with their service to the Company.

Indemnification Agreements

Pursuant to individual written agreements, the Company indemnifies all of its directors against loss or expense arising from such individuals’ service to the Company and its subsidiaries and affiliates and advances attorneys’ fees and other costs of defense to such individuals in respect of claims that may be eligible for indemnification under certain circumstances.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee as of September 30, 2023, were Ms. Hickton and Messrs. Campion, Getz, Shelton, and Spencer. None of the members of the Compensation Committee are now serving or previously have served as employees or officers of the Company or any subsidiary, or had any relationship requiring disclosure pursuant to the SEC rules relating to disclosure of related person transactions, and none of the Company’s executive officers serve as directors of, or in any compensation related capacity for, companies with which members of the Compensation Committee are affiliated.

Environmental, Social and Governance Matters

Over the past year, we have continued our focus on environmental, social and governance matters (“ESG”). Our initiatives include Haynes alloy and applications development to support customer and end market carbon reduction programs, social programs to support our employees and communities, continued ESG public disclosures and a dedicated ESG & Sustainability Program Manager. We also audit select suppliers to ensure that our supply chain partners have likeminded ESG strategies, and have new and planned carbon footprint reduction investments, including our now fully operational 1MW Solar Array at our Mountain Home, North Carolina manufacturing facility.

In addition to the information set forth below, further information regarding our environmental, social and governance activities can be found under the Sustainability tab on our website at https://haynesintl.com/company-information/sustainability.

Governance and Social Matters

We are committed to a culture of openness, trust, and integrity in all aspects of our business. It is critical that all of our employees, vendors and customers understand and accept that, in everything we do, we will conduct ourselves from the perspective of “doing the right thing for the right reason” at all times.

We have a number of policies in place governing social and ethical issues, including, without limitation:

●	Code of Business Conduct and Ethics
●	Anti-Harassment Policy
●	Human Rights Policy
●	Clawback Policy
●	Insider Trading Policy
●	Human Trafficking Policy
●	Anti-Corruption Policy
●	Conflict Minerals Policy
●	Gift Policy

In addition, all vendors of the Company must adhere to our Supplier Code of Conduct, which requires compliance with laws regarding anti-trust, human rights, health and safety, and conflict minerals, as well as laws prohibiting corruption, bribery, conflicts of interest, and child labor.

All Company employees must certify compliance with the Code of Business Conduct and Ethics annually, and regular training is provided to employees regarding these and other policies. In addition, the Company maintains a whistleblower hotline with access available on an anonymous basis online or by telephone.

Environmental Matters

During fiscal 2022 and 2023, the Company completed installations of solar arrays at two of its manufacturing facilities. The first installation, located at its wire facility in Mountain Home, North Carolina, is a 1MW solar fixed ground mount array, which continues to produce approximately 50% of the facility’s baseline electrical demand. The second installation, located at its tubular facility in Arcadia, Louisiana, is a 300KW rooftop solar array, which allows the Company to reduce annual carbon dioxide emissions by approximately 800,000 pounds at that location.

The Company is conscious of its environmental impact and is actively working to lighten its carbon footprint, including projects to measure greenhouse gas emissions and develop goals of reduction. The ever-increasing demand for clean energy generation has led to the development of several emerging technologies that require high-temperature alloys for demanding operating conditions.

Since the invention of HASTELLOY® X alloy in 1954, the Company’s alloys have made it possible for aerospace engines to run at high temperatures for long periods of time. This has been further enhanced with alloys used in new generation engines such as HAYNES 282®. Engines being placed in service today reportedly consume 15% less fuel, produce 50% less pollutants and reduce the noise footprint near airports compared to the previous generation of airplane engines. The environmentally related improvements stem in part from the increased use of alloys, such as HASTELLOY® X, HAYNES® 188, 230®, 282®, 242®, 244® and other Haynes-invented alloys.

In addition to the Company’s alloys for energy production and powering modern aircraft in a more environmentally friendly manner, the Company’s alloys are used in chemical plants that produce ecologically safe agrichemicals which help to feed the world’s growing population. Company-invented HASTELLOY® G-35®, HYBRID-BC1® and C-276 alloys are commonly used in these applications. In addition, HASTELLOY® C-22®, C-2000® and B-3® alloys are used by the pharmaceutical companies for production of chemicals.

Renewable and more efficient power generation offers the promise of producing power from nature’s resources, such as wind, sun, rivers, and oceans, as well as from other sources that can lower carbon footprint, with minimal depletion of the Earth's resources and damage to the environment. Many modern power generation technologies require the generation, conveyance, and, sometimes, storage of energy at high temperatures in extreme environments. These technologies, which are often enabled by some of the Company’s proprietary and specialty alloys, can include concentrated solar energy, advanced nuclear energy, geothermal energy, fuel cells, waste-to-energy, and supercritical carbon dioxide energy systems. Some of our proprietary and specialty alloys such as HAYNES® 282®, HR-235®, 230® and HR-160® alloys are also used in fast-growing hydrogen economy, plastic recycling, and waste processing sectors.

Safety Matters

Safety is our top priority. Listed below are certain improvement efforts we have implemented in order to reduce occurrences of injuries, occupational diseases and the potential of work-related fatalities.

●	Each year, employees receive emergency preparedness training, and we conduct severe weather and fire drills periodically.
●	Employees attend refresher training annually. This training includes coverage of the following items: Lock Out Tag Out, Confined Spaces, First Aid and Bloodborne Pathogens, Fire Prevention and Emergency Action Plan, Hearing Conservation, Hand Safety, Personal Protective Equipment requirements, Working Around Mobile Equipment and Walking and Working Surfaces.
●	All of our manufacturing sites have a volunteer Emergency Response Team (ERT). The ERT members are state-certified trained in first aid and HAZMAT response.
●	Company supervisors receive OSHA-10 Hour and Incident Investigation training.
●	We conduct routine departmental safety audits.

We extend our health and safety policies to suppliers, visitors, and contractors. When suppliers, visitors and contractors come on site, they receive safety training. The training includes a review of relevant policies, required personal protection equipment, emergency procedures and specific hazards that may be encountered.

Human Capital Resources

We value our workforce as one of our most important assets. Accordingly, we have adopted and maintain a number of programs and practices designed to attract and retain the best available personnel.

Succession and Recruitment

We have an organizational development and succession planning process in place for human capital strategic planning. The succession planning process evaluates performance, skillsets, and leadership capabilities of employees to backfill strategic roles. Such succession plans have been utilized throughout the Company to prepare employees for future roles and leadership opportunities.

We attempt to promote from within when opportunities occur, given employee growth and progression. In addition to our internal corporate recruiter, we may also use external recruiters due to the challenging and competitive hiring environment. In order to encourage development of a future workforce for the Company, we continue to sponsor projects at Purdue University, as well as providing internships in various departments and locations throughout the Company.

Retirement and Exit Programs

We also utilize exit interviews and on-boarding interviews to provide feedback regarding turnover and employee desires for growth and development. These interviews are also utilized to identify drivers of voluntary turnover and departures from the Company. Employee turnover rate and reasons, including voluntary and involuntary departures, are monitored annually.  The global turnover rate in fiscal 2022 was 13.0%, compared to 13.3% in fiscal 2023. Both voluntary and involuntary terminations, including retirements, are used to calculate the turnover rate.

Compensation Equity

We conduct inflation-adjusted compensation analysis to promote competitive compensation. This analysis takes into account ranges for the geographical area, education level and job title under consideration. The Human Resources Department develops offers for new salaried employees and also administers promotions to maintain the internal integrity of the compensation levels for comparable positions. We work with managers to ensure that high potential employees and those individuals with unique talents are appropriately developed and compensated. For example, the Board authorized a pool of restricted stock that can be used to compensate high potential employees and for retention purposes. The Compensation Committee, with the approval of the full Board in the case of incentive compensation, determines annual salaries and other elements of compensation of the Company’s executive management team, taking into account similarly situated executives employed by a peer group of companies while also considering input of the Compensation Committee’s independent compensation consultant.

Diversity and Inclusion

We consider diversity as a criterion evaluated as a part of the attributes and qualifications a candidate possesses. We construe the notion of diversity broadly, considering differences in viewpoint, professional experience, education, skills, and other individual qualities, in addition to race, gender, age, ethnicity and cultural backgrounds as elements that contribute to a diverse Company.

Management also considers similar broad concepts of diversity in its selection of vendors, contractors, and other service providers. We follow applicable federal rules and regulations relating to diversity and other matters, including reporting requirements.

Company Culture

At Haynes we strive for a culture that puts people first. This encompasses our culture of safety and ethics. We have controls in place relating to compliance with our Code of Business Conduct and Ethics, including a requirement for annual employee certification of that code as well as an established whistleblower hotline and related procedures. In addition, human capital management, and more specifically employee hiring and retention, are included within our Enterprise Risk Management program, which is subject to Board oversight through regular reporting.

Community Involvement

We are actively involved in supporting our community through various programs. We continue to offer our scholarship program to support local students pursuing advanced education and we also offer opportunities to intern at our sites. In addition, we partner with United Way and other local non-profits to support the communities in which we operate.

We have utilized partnerships with universities to enrich recruiting efforts, particularly for technical roles such as research, alloy development and engineering. We have also utilized outreach and partnerships with local community resources at all major locations such as community and technical colleges, workforce development agencies, industry groups and other entities to strengthen our hiring process and expand the future workforce candidate pool.

Employee Engagement and Wellness

We have a long-standing tuition reimbursement program to assist employees with the continuation of their education. In addition, Company-sponsored employee assistance programs offer counseling for emotional, financial, and family issues. Continuing financial planning education is provided by our 401(k)-plan administrator to assist employees in financial and retirement planning. For many years, our investment in human capital has involved commitments to worker training, apprenticeship programs and funding college scholarships.

Management and Board Oversight

Management is engaged in our efforts regarding management of human capital resources at all levels through regular informational meetings, our Enterprise Risk Management program and organized succession planning. The Board oversees these activities through regular reports by senior management regarding new or altered programs and as part of the Enterprise Risk Management process. In addition, the Governance Committee is actively engaged in monitoring and encouraging diversity at the Board level while the Compensation Committee also focuses on achieving and maintaining internal and external pay equity for the executive team and the Board members while overseeing incentive compensation more broadly throughout the organization. In promoting pay equity, the Board and the Compensation Committee make use of peer comparisons and benchmarking measures.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023.

SUBMITTED BY THE COMPENSATION COMMITTEE

Dawne S. Hickton, Chair

Donald C. Campion

Robert H. Getz

Brian R. Shelton

Larry O. Spencer

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis describes the key principles and approaches used to determine the compensation in fiscal 2023 for Michael L. Shor, the Company’s principal executive officer; Daniel W. Maudlin, the Company’s principal financial officer; and David L. Strobel, Marlin C. Losch III, and Scott R. Pinkham, the Company’s other three most highly compensated executive officers in fiscal 2023, as well as other senior executives. Detailed information regarding the compensation of these named executive officers, who are referred to as “Named Executive Officers” or “NEOs,” appears in the tables following this Compensation Discussion and Analysis. This Compensation Discussion and Analysis should be read in conjunction with those tables.

This Compensation Discussion and Analysis consists of the following parts:

2023 Performance Highlights

Responsibility for Executive Compensation Decisions

Role of Executive Officers in Compensation Decisions

Executive Compensation Philosophy and Objectives

2023 Compensation Plan Highlights

Committee Procedures

Setting Named Executive Officer Compensation in Fiscal 2023

Other Compensation Policies, Plans and Practices

2023 Performance Highlights

In fiscal 2023, our financial results included the following:

●	Net revenues were $590.0 million in fiscal 2023, up 20.3% from $490.5 million in fiscal 2022, and net income was $42.0 million, a decrease of $3.1 million compared to fiscal 2022 net income of $45.1 million. The Company’s profits were hindered by headwinds caused by declining market prices of raw materials along with a cybersecurity attack which adversely impacted the volume of material that was sold.
●	Backlog increased to a Company record $460.4 million as of September 30, 2023, up 23.2% from $373.7 million at September 30, 2022, driven primarily by the aerospace and industrial gas turbine markets.
●	Net cash used in operating activities of $16.7 million in fiscal 2023 was down compared to net cash used in operating activities of $79.5 million in fiscal 2022. Investments in inventory of $50.4 million along with higher accounts receivable of $8.2 million drove the use of cash during fiscal 2023, partially offset by net income of $42.0 million.
●	The balance under our revolving credit facility increased to $114.8 million at September 30, 2023, primarily due to continued investment in inventory driven by our strong backlog growth. During fiscal 2023, we increased the size of our revolving credit facility to $200 million and renewed our commitment for five years, providing better alignment with our borrowing base and to ensure a strong liquidity position moving forward.

Responsibility for Executive Compensation Decisions

The Compensation Committee of the Board, whose membership is limited to independent directors, acts pursuant to a Board-approved charter. The Compensation Committee is responsible for approving the compensation programs for all executive officers, including the Named Executive Officers (other than the Chief Executive Officer), and making decisions regarding specific compensation to be paid or awarded to them. The Compensation Committee also recommends compensation for the Chief Executive Officer to the full Board (excluding the Chief Executive Officer) for its approval. The Compensation Committee has responsibility for establishing and monitoring adherence to the Company’s compensation philosophies and objectives. The Compensation Committee aims to ensure that the total compensation paid to the Company’s executives is fair, reasonable, and competitive. Although the Compensation Committee approves all elements of an executive officer’s compensation, it approves equity grants and certain other incentive compensation for the Chief Executive Officer, subject to approval by the full Board (excluding the Chief Executive Officer).

Role of Executive Officers in Compensation Decisions

No Named Executive Officer participates directly in the determination of his or her compensation. For Named Executive Officers other than himself, the Company’s Chief Executive Officer provides the Compensation Committee with performance evaluations and presents individual compensation recommendations to the Compensation Committee, as well as compensation program design recommendations. The Chief Executive Officer’s performance is evaluated by the Board of Directors. Mr. Shor’s salary was initially established by the Executive Employment Agreement between Mr. Shor and the Company entered into on September 1, 2018 and is adjusted on an annual basis by the Board (excluding the Chief Executive Officer) upon recommendation of the Compensation Committee. The Chief Executive Officer and the Chief Financial Officer work closely with the Compensation Committee on the development of the financial targets and overall compensation awardable to the Named Executive Officers under our Management Incentive Plan (“MIP”) as those amounts are determined by reference to our annual operating budget. The Compensation Committee retains the full authority to modify, accept or reject all compensation recommendations provided by management.

Executive Compensation Philosophy and Objectives

The Company’s compensation program is designed to attract, motivate, reward, and retain key executives who drive our success and enable us to consistently achieve corporate performance goals in the competitive high-performance alloy business and increase stockholder value. We seek to achieve these objectives through a compensation package that:

●	Pays for performance: The MIP provides incentives to our executive officers based upon meeting or exceeding specified short-term financial goals, taking into consideration the ability of our executives to influence financial results. In addition, grants of restricted stock, performance shares and stock options provide an appropriate incentive to produce stockholder returns through long-term corporate performance, including through the attainment of performance targets applicable to performance share grants. Executive officers are further incentivized by compensation that recognizes and rewards management for its efforts and perseverance during extraordinary business or other conditions.
●	Supports our business strategy: The annual bonus provided by the MIP focuses our executive officers on short-term goals, while our equity compensation plans aim to engage management in our long-term performance. The Compensation Committee believes both of those elements serve to align management interests with creating stockholder value.
●	Pays competitively: Compensation levels are set so that they are in line with those of individuals holding comparable positions at other multinational corporations of similar size, value and complexity represented by our Comparator Group, as described below.
●	Values stockholder input: In setting compensation levels, we take into account the outcome of stockholder advisory votes regarding executive compensation.

In addition to aligning management’s interests with the interests of the stockholders, a key objective of our compensation plans and programs is mitigating the risk in the compensation package by ensuring that a significant portion of compensation is based on the long-term performance of the Company. This reduces the risk that executives will place too much focus on short-term achievements to the detriment of the long-term sustainability of the Company. The Compensation Committee also values and seeks diversity in the executive team, including the Named Executive Officers. As part of its oversight responsibilities, the Compensation Committee, along with a cross-functional team with representatives from Human Resources, Legal and Finance, annually evaluates the risks arising from our compensation policies and practices, with the assistance of its independent compensation consultant. The Compensation Committee considered, among other factors, the design of the incentive compensation programs, which are closely linked to corporate performance, the mix of short-term and long-term compensation, the maximum payout levels for short- term and long-term incentives, the distribution of compensation between equity and cash and other factors that mitigate risk. The Compensation Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

At our 2023 Annual Meeting of Stockholders, our stockholders voted on a non-binding advisory proposal to approve the compensation of our Named Executive Officers (the “say-on-pay vote”). Approximately 98.0% of the shares voted on the proposal were voted in favor of the proposal. In light of this approval by a substantial majority of our stockholders, the Compensation Committee did not implement material changes to the executive compensation programs as a result of the stockholders’ advisory vote.

When determining how often to hold say-on-pay votes, the Board took into account the strong preference for an annual vote expressed by our stockholders at our 2023 Annual Meeting of Stockholders. Accordingly, the Board determined that we will hold say-on-pay votes on an annual basis until the next say-on-pay frequency vote, which will be held at our 2029 Annual Meeting of Stockholders.

2023 Compensation Plan Highlights

The design of our executive compensation program for fiscal 2023 was generally consistent with the design of our fiscal 2021 and 2022 programs. The following table highlights the features of the program:

Committee Procedures

The Compensation Committee retains the services of Total Rewards Strategies, an independent compensation consulting firm, to analyze the compensation and financial data of a comparator group of companies. Total Rewards Strategies also provides the Compensation Committee with alternatives to consider when making compensation decisions and provides opinions on compensation recommendations the Compensation Committee receives from management. Total Rewards Strategies provided analyses and opinions regarding executive compensation trends and practices to the Compensation Committee during fiscal 2022 and fiscal 2023. Total Rewards Strategies did not provide any services to the Company other than compensation consulting to the Compensation Committee in each of those fiscal years. Total Rewards Strategies’ work for the Company in fiscal 2023 did not raise any conflicts of interest.

Comparator Group

●	The Compensation Committee uses a comparator group as a reference for our executive compensation program. Factors used to select the comparator group companies include industry segment, market capitalization, revenue, profitability, labor markets, business model, customer markets, institutional ownership, and number of employees.
●	The Compensation Committee, with the advice of Total Reward Strategies, reviews and approves the composition of the comparator group annually. For fiscal 2023, the Committee approved a comparator group comprised of the following 22 companies, including industrial metals, mineral and manufacturing companies (the “Comparator Group”), which the Compensation Committee believes is representative of the labor market from which we recruit executive talent.

Ampco-Pittsburgh Corporation	L.B. Foster Company	Olympic Steel, Inc.
CECO Environmental Corp.	Lindsay Corporation	Skyline Champion Corporation
CIRCOR International, Inc.	LSB Industries, Inc.	Stoneridge, Inc.
Columbus McKinnon Corporation	Materion Corporation	Synalloy Corporation (now Ascent Industries Co.)
Core Molding Technologies, Inc.	Myers Industries, Inc.	TimkenSteel Corporation
CTS Corporation	NN, Inc.	Titan International, Inc.
Ducommun Incorporated	Northwest Pipe Company	Universal Stainless & Alloy Products, Inc.
Insteel Industries, Inc.

Market Rates

Among other analyses, Total Rewards Strategies provides the Compensation Committee with data regarding the 50th percentile, or median, of the Comparator Group for base salary, cash bonus, long-term incentives and total overall compensation, or the Median Market Rate, for individuals holding comparable positions at the companies in the Comparator Group. The Compensation Committee uses the Median Market Rate as a primary reference point when determining compensation targets for each element of pay. When individual and targeted Company financial performance is achieved, the objective of our executive compensation program is to provide overall compensation near the Median Market Rate of pay practices in the Comparator Group of companies. Actual target pay for an individual may be more or less than the Median Market Rate based on the Compensation Committee’s evaluation of the individual’s performance, experience, and potential.

Consistent with the Compensation Committee’s philosophy of pay for performance, incentive payments can exceed target levels only if overall Company financial targets are exceeded and will fall below target levels if overall financial goals are not achieved.

Setting Named Executive Officer Compensation in Fiscal 2023

The Named Executive Officers for fiscal 2023 are Michael L. Shor, Daniel W. Maudlin, David L. Strobel, Marlin C. Losch III, and Scott R. Pinkham.

Michael L. Shor was appointed President and Chief Executive Officer of the Company on September 1, 2018, after serving as interim President and Chief Executive Officer since May 29, 2018. The disclosures regarding Mr. Shor’s fiscal 2023 compensation within this section should be read with that background and in conjunction with the disclosures provided under the “CEO Compensation” section and the footnotes to the Summary Compensation Table following this Compensation Discussion and Analysis.

Components of Compensation

The chief components of each Named Executive Officer’s compensation in fiscal 2023 were:

●	base salary;
●	a performance-based annual incentive award under the MIP;
●	long-term compensation awards that included a combination of stock options, time-based restricted stock, and performance share awards (“PSAs”); and
●	employee benefits, such as life, health and disability insurance benefits, and a qualified savings (401(k)) plan.

Each element of compensation is designed to achieve a specific purpose and to contribute to a total package that is competitive, appropriately performance-based and valued by our executives. The Compensation Committee reviews information provided by Total Rewards Strategies and our historical pay practices to determine the appropriate level and mix of compensation. This may include consideration of compensating executives, whether in cash or any form of equity, for the additional time, effort and flexibility required to continue to operate the business under extraordinary circumstances. In allocating compensation among elements, the Compensation Committee believes that the compensation of our most senior executives, including the Named Executive Officers, who have the greatest ability to influence Company performance, should be predominately performance-based. As a result of this strategy, 64.0% of the Named Executive Officers’ total target compensation, including the Chief Executive Officer’s compensation, was allocated to performance-based pay in fiscal 2023.

Fiscal 2023 Target Compensation

The target total compensation for fiscal 2023 is shown for each Named Executive Officer in the following table.

Named Executive Officer	Target Total Compensation
Michael L. Shor	$2,449,989
Daniel W. Maudlin	$909,957
David L. Strobel	$763,740
Marlin C. Losch III	$768,484
Scott R. Pinkham	$697,527

Base Salary

We provide executives with a base salary that is intended to attract and retain the quality of executives needed to lead our complex businesses. Base salaries for executives are generally targeted at the Median Market Rate of the Comparator Group, although individual performance, experience, internal equity, compensation history and contributions of the executive are also considered. The Compensation Committee reviews base salaries for our Named Executive Officers annually and may make adjustments based on individual performance, experience, market competitiveness, internal equity and the scope of responsibilities.

In November 2022, the Compensation Committee approved increases to the base salaries of each of the Named Executive Officers for fiscal year 2023, ranging from 4.5% to 6.1%. The Committee believes that these salary increases reflect changes in market rates and the contributions made by the Named Executive Officers to our successful business growth while maintaining a focus within the Named Executive Officers’ functional areas.

Named Executive Officer	FY 2022 Salary	FY 2023 Salary	% Change
Michael L. Shor	$670,000	$700,000	4.5%
Daniel W. Maudlin	$330,000	$350,000	6.1%
David L. Strobel	$310,000	$325,000	4.8%
Marlin C. Losch III	$310,000	$327,000	5.5%
Scott R. Pinkham	$295,000	$310,000	5.1%

Management Incentive Plan—Annual Cash Incentive

The purpose of the MIP is to provide an annual cash bonus based on the achievement of specific operational and financial performance targets, tying compensation to the creation of value for stockholders. Target cash bonus awards are determined for each executive position by competitive analysis of the Comparator Group. In general, the median annual cash bonus opportunity of the Comparator Group is used to establish target bonus opportunities, but consideration is given to the individual executive’s responsibilities and contributions to business results and internal equity. The MIP allows the Board discretion to administer the plan, including not paying out any compensation thereunder, accounting for unforeseen one-time transactions or adjusting the performance measures based on external economic factors. Based on the Company’s actual performance in fiscal 2023, MIP payments were paid in excess of the threshold, but less than target. MIP payments are made on a sliding scale in accordance with established performance targets and are earned as of the end of the applicable fiscal year. MIP payments are sometimes referred to herein as a “bonus.”

For fiscal 2023, the target performance level was established by reference to our consolidated annual operating budget. The annual operating budget is developed by management and presented by the CEO and the CFO to the Board for its review and approval. The bonus target was intended to represent corporate performance which the Board believed was more likely than not to be achieved based upon management’s presentation of the annual operating budget. For fiscal 2023, the Compensation Committee and the Board, after taking into consideration the Company’s financial and strategic goals for fiscal 2023, changed the performance metric under the MIP from operating income as the sole financial metric to a dual metric of net income and Total Case Incident Rate (TCIR) as reported to OSHA as the performance goals for MIP payouts. TCIR is a rate of reportable safety incidents per 200,000 hours worked, and for purposes of the MIP is based on actual TCIR from January 1, 2023 through September 30, 2023.

The table below lists the 2023 MIP incentive awards that could have been earned at the threshold, target, and maximum levels by each Named Executive Officer as a percentage of his base salary:

	MIP Incentive as % of Base Salary
Named Executive Officer	Threshold	Target	Maximum
Michael L. Shor	40.0%	80.0%	120.0%
Daniel W. Maudlin	32.5%	65.0%	97.5%
David L. Strobel	30.0%	60.0%	90.0%
Marlin C. Losch III	30.0%	60.0%	90.0%
Scott R. Pinkham	25.0%	50.0%	75.0%

The following table sets forth the targets for net income and TCIR, as well as actual fiscal 2023 net income, as adjusted for select circumstances as approved by the Board:

($in thousands)	Net Income
Threshold	$48,385
Target	$60,481
Maximum	$72,577
Fiscal 2023 Net Income, as adjusted(1)	$56,827

($in thousands)	TCIR
Threshold	2.5
Target	2.2
Maximum	1.9
Calendar 2023 Actual TCIR (through September 30, 2023)	2.5
(1)	At the discretion of the compensation committee, net income, for the purposes of calculating MIP achievement, was adjusted for the impact on net income caused by raw material price changes during fiscal 2023 and the cybersecurity incident that occurred during the third quarter of fiscal 2023.

For the amounts actual earned by our Named Executive Officers for fiscal 2023 under the MIP, see the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table below.

In addition to the amount earned under the MIP, the Compensation Committee also awarded Mr. Strobel a cash retention bonus of $100,000.

Long-Term Incentives

Our stockholders approved our 2016 Incentive Compensation Plan on March 1, 2016 (the “2016 Plan”), and our 2020 Incentive Compensation Plan (the “2020 Plan”) on February 25, 2020. The 2020 Incentive Compensation Plan was amended by our stockholders on February 23, 2021, and was amended by our Board of Directors on November 15, 2023. Upon the approval of the 2020 Plan by our stockholders in February 2020, no new awards were permitted to be made under the 2016 Plan. The plans provide the Company with a means to grant compensation awards designed to attract and retain key management, including the Named Executive Officers. The Compensation Committee administers the plans and believes awards available under the plans provide an appropriate incentive to produce superior returns to stockholders over the long term by offering participants an opportunity to benefit from stock appreciation through stock ownership.

Competitive benchmarking to the Comparator Group, the executive’s responsibilities and the individual’s contributions to our business results determine the level of long-term compensation for each Named Executive Officer and other executive officers. In general, the median value of long-term compensation in the Comparator Group is used to determine the approximate value of long-term incentives. Fair value methodologies, which are consistent with our expensing of equity awards under FASB ASC Topic 718, were used in fiscal 2023 to determine the value of stock options.

We currently do not have any formal plan requiring us to grant equity compensation on specified dates. With respect to newly hired or promoted executives, our practice is typically to consider stock equity grants at the first meeting of the Compensation Committee and Board of Directors following such an executive’s hire date. The recommendations of the Compensation Committee are subsequently submitted to the Board of Directors for approval. Our policy is to issue equity grants at a time when we are in an “open window” for trading purposes, which customarily begins two days after the filing of our required quarterly and annual reports with the SEC, and that the grant value of all equity awards is equal to the fair market value on the date of grant, which is determined using the closing price on the trading day prior to the grant date. The Compensation Committee considers whether or not to grant additional equity awards to the management team on an annual basis. This may include compensating executives for the additional time, effort and flexibility required to continue to operate the business under any extraordinary circumstances. In addition, a pool of shares (initially in the amount of 5,000 shares but decreasing over time as grants are made) is available for management to provide “spot grants” to employees based upon performance. No such additional equity awards were granted to the Named Executive Officers in fiscal 2023.

The amount of equity compensation for the Named Executive Officers and other executive officers is determined by the Compensation Committee as part of the total mix of compensation, including base salary, long-term incentive compensation and short-term incentive compensation, provided that the Chief Executive Officer’s compensation is subject to approval by the full Board. The Compensation Committee uses information provided by its compensation consultant regarding the composition and median value of equity compensation for equivalent executive officers in the Comparator Group as a reference point in its analysis of appropriate equity compensation for the CEO and the other Named Executive Officers. The Compensation Committee then applies its judgment and experience to balance the following factors in determining equity compensation for the CEO and the other Named Executive Officers:

●	responsibilities and duties of the relevant officer;
●	individual performance;
●	Company performance;
●	stockholder return;
●	internal pay equity;
●	individual potential; and
●	retention risk.

Stock Options

The Company currently grants stock option awards under the 2020 Plan and previously granted options under the 2016 Plan and the Second Amended and Restated Stock Option Plan, adopted in 2007 (the “2007 Plan”). The CEO does not hold any options under the 2007 Plan.

All options granted to the Company’s Named Executive Officers have an exercise price equal to the closing price of our common stock as reported by Nasdaq on the trading day prior to the grant date, vest in three equal annual installments on the first, second and third anniversaries of the grant date and expire on the tenth anniversary of the date of grant. Upon the termination of a Named Executive Officer’s employment for any reason other than death or Cause, Disability or Retirement (each as defined in the applicable plan) any unvested options would terminate and vested options would be exercisable for six months (in the case of the CEO for options granted under the 2016 Plan and 2020 Plan or the other Named Executive Officers for options granted under the 2007 Plan) or 90 days (in the case of the other Named Executive Officers for options granted under the 2016 Plan and the 2020 Plan) following the date of termination of employment, but no later than the expiration date of such options, except that vested and unvested options granted under the 2007 Plan terminate upon the resignation of a Named Executive Officer (other than the CEO) without Good Reason (as defined in the 2007 Plan). In the event of termination of employment due to death, Disability or Retirement, all unvested options would vest and all options held by the Named Executive Officer would be exercisable for five years (in the case of options granted under the 2016 Plan and 2020 Plan) or six months (in the case of options granted under the 2007 Plan) following the date of termination of employment, but no later than the expiration date of such options, except that, in the case of Retirement, unvested options granted under the 2007 Plan would not vest and would terminate on the retirement date. In the case of termination for Cause, the options granted under all of the plans would be forfeited and no longer exercisable.

Restricted Stock and Performance Share Awards

Grants of restricted stock and PSAs vest in accordance with the terms and conditions established by the Compensation Committee. In fiscal 2023, the Compensation Committee set restrictions on the vesting of the PSA grants based on the achievement of specific performance goals, while vesting of the restricted stock grants is time-based.

Subject to certain exceptions, restricted stock and PSA grants are subject to forfeiture if employment or service terminates prior to the end of the vesting period and, in the case of PSAs, if performance goals are not met. We assess, on an ongoing basis, the probability of whether performance criteria will be achieved. The Company will recognize compensation expense over the performance period if it is deemed probable that the goal will be achieved. The fair value of the Company’s restricted stock is determined based upon the closing price of our common stock on the trading day before the grant date. The plans provide for the adjustment of the number of shares covered by an outstanding grant and the maximum number of shares for which awards may be granted in the event of a stock split, extraordinary dividend or distribution or similar recapitalization event. Outstanding shares of restricted stock are entitled to receive dividends on shares of common stock after the grant date, but no other type of equity compensation award is entitled to receive dividends until after vesting or exercise, as applicable.

2021 Fiscal Year Performance Share Awards

On November 24, 2020, executives, including the Named Executive Officers, were granted awards of a target amount of PSAs. The actual number of shares that were ultimately earned, as well as the number of shares of common stock that would be distributed in settling those PSAs, was determined at the end of a three-year performance period starting on October 1, 2020 and ending on September 30, 2023, based on the relative total shareholder return (TSR) of the Company compared to the TSR Peer Group set forth below. The total number of PSAs earned, and shares of common stock distributed could range from 0% to 200% of the target amount of PSAs granted to each participant. Participants are required to be employees at the end of the performance period to receive a payout, except in the event of death, Disability, or a Change in Control (in addition to other limited circumstances). Participants received shares equal to 125.00% of the PSA target amount based upon our stock performance versus the stock of the companies in the TSR Peer Group.

The TSR Peer Group for the 2021 fiscal year PSA grant consisted of the following companies: ATI Inc. (formerly Allegheny Technologies Incorporated); Arconic Corporation; Carpenter Technology Corporation; Commercial Metals Company; Insteel Industries, Inc.; Kaiser Aluminum Corporation; Materion Corporation; Olympic Steel, Inc.; and Universal Stainless & Alloy Products, Inc.

2023 Fiscal Year Grants

The Committee believes that a combination of PSAs, time-based restricted stock and stock options aligns the executives’ interests with those of our stockholders and provides an appropriate balance between long-term stock price appreciation and executive retention. In fiscal 2023, the regular annual allocation of equity grants to the Named Executive Officers consisted of PSAs at 37.5%, time-based restricted stock at 37.5% and stock options at 25%.

On November 22, 2022, executives, including the Named Executive Officers, were granted awards of time-based restricted stock. Participants must be employees at the end of the three-year vesting period to have continuing rights to the awarded stock, except in the event of death, Disability, or a Change in Control (in addition to other limited circumstances).

On November 22, 2022, executives, including the Named Executive Officers, were granted stock options that expire after ten years. In determining the number of shares underlying the options to be granted to the Named Executive Officers, the Compensation Committee established the value of such shares underlying the options at $20.52 for the November 2022 grant using a fair value methodology. The options vest one-third per year over three years from the date of grant.

On November 22, 2022, executives, including the Named Executive Officers, were also granted awards of a target number of PSAs. The actual number of shares that may ultimately be earned, as well as the number of shares of common stock that may be distributed in settling those PSAs, will be determined at the end of a three-year performance period starting October 1, 2022 and ending September 30, 2025, based on the relative TSR of the Company compared to the 2023 TSR Peer Group described below. The total number of PSAs earned, and shares of common stock distributed can range from 0% to 200% of the target amount of PSAs granted. Participants must be employees at the end of the performance period to receive a payout, except in the event of death, Disability, Retirement, or a Change in Control (in addition to other limited circumstances).

Relative TSR compares the results of investing in common stock of the Company versus the stock of other companies in the 2023 TSR Peer Group, considering both the appreciation and depreciation in share price as well as the value of dividends distributed during the three-year time period. Share price is calculated at the beginning and end of the period using the average closing price for the twenty (20) business days immediately prior to the start of the performance period (October 1) and immediately prior to the end of the performance period (September 30).

The relative TSR performance metric for the fiscal 2023 to 2025 performance period is determined as follows:

Haynes TSR Versus 2023 TSR Peer Group	Payout % of Target Award
50th %ile to 100th %ile	2.0x Haynes Percentile Ranking
30th %ile to 49th %ile	50% + (2.5x {Haynes Percentile Ranking—30%})
<30th percentile	0.0%

The 2023 TSR Peer Group is comprised of the following companies: ATI Inc. (formerly Allegheny Technologies Incorporated); Carpenter Technology Corporation; Commercial Metals Company; Howmet Aerospace Inc.; Insteel Industries, Inc.; Kaiser Aluminum Corporation; Materion Corporation; Olympic Steel, Inc.; and Universal Stainless & Alloy Products, Inc.

Other Compensation Policies, Plans and Practices

Clawback Policy

The Board of Directors adopted a revised clawback policy effective September 12, 2023 (the “Clawback Policy”) that complies with the final SEC regulations mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Nasdaq Listing Rule 5608. The Clawback Policy provides for recoupment of incentive compensation in the event of an accounting restatement resulting from noncompliance with financial reporting requirements under federal securities laws. The policy applies to current and former executives and requires reimbursement or forfeiture of any excess incentive compensation received by an executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.

Anti-Pledging and Anti-Hedging Policies

Pledging is the practice in which a director or executive secures a loan by using equity compensation obtained from the Company as collateral to secure the loan (“Pledging”). Any director, executive officer or other employee of the Company is prohibited from Pledging. In addition, directors, executive officers, and key employees of the Company are prohibited from trading in any interest or position relating to the future price of the Company’s securities, such as a put, call or short sale.

Stock Ownership and Retention Guidelines

The Board has approved stock ownership guidelines applicable to executive officers and members of the Board. The guidelines established the goal that, within five (5) years from the date of hiring, promotion or election, executive officers and directors must each own an amount of the Company’s common stock determined based upon a multiple of base salary, in the case of executive officers, or annual cash retainer, in the case of Board members. The multiples are as follows: in the case of the Chief Executive Officer, 300% of base salary; in the case of all other Named Executive Officers, 200% of base salary; in the case of other executive officers, 100% of base salary; and in the case of non-employee members of the Board, 400% of the annual cash retainer. The calculation of shares owned by an individual includes shares or other equity interests owned directly or indirectly, including those subject to risk of forfeiture (but not forfeited) under the 2016 Plan or the 2020 Plan, as applicable, including PSAs at the target amount, whether or not then earned, shares subject to a deferral election and shares subject to exercisable stock options with exercise prices lower than the then current market value. The guidelines also require that executive officers and directors retain at all times the required amount of stock (based upon value of shares owned) after first meeting the ownership goal. As of September 30, 2023, given the five (5) year accumulation period permitted by the guidelines, all of the executive officers of the Company, including the Named Executive Officers, to whom the guidelines are applicable were in compliance with the guidelines.

Benefits

The Named Executive Officers are eligible for the same level and offering of benefits made available to other employees, including our 401(k) plan (which provides for a matching contribution to be made by the Company), health care plan, life insurance plan and other welfare benefit programs. We pay premiums for life insurance for each of the Named Executive Officers and other executive officers. Our benefits are designed to be competitive with other employers in the central/ northern Indiana region to enable us to compete for and retain employees.

In addition, we maintain the Haynes International, Inc. Pension Plan (the “Pension Plan”), a defined benefit pension plan for the benefit of certain eligible domestic employees, including three of the Named Executive Officers (Messrs. Maudlin, Losch, and Pinkham), who were hired prior to December 31, 2005. As of December 31, 2005, the Pension Plan was closed to new salaried employees and, as of December 31, 2007, the benefits of all salaried participants in the Pension Plan were frozen, and no further benefits will accumulate.

Non-Qualified Deferred Compensation Plan

The Compensation Committee approved the implementation of a non-qualified deferred compensation plan for independent directors and executive officers effective November 20, 2017. The plan provides the opportunity to defer current compensation and taxes until a future date, and to receive tax deferred investment returns on deferred amounts. The plan allows directors to defer up to 100% of their annual cash retainers and up to 100% of their annual equity grants. The plan allows eligible employees to defer up to 80% of their base salary, up to 100% of their payouts under the MIP and up to 100% of their long-term incentive awards.

CEO Compensation

We entered into an Employment Agreement with Mr. Shor on September 1, 2018, as amended, pursuant to which Mr. Shor agreed to serve as the President and Chief Executive Officer of the Company on a full-time basis for an initial term ending on September 30, 2020, provided that the initial employment term automatically extends for additional one-year periods commencing on October 1, 2020 and on each anniversary thereafter, unless the Board or Mr. Shor provides written notice to the other to the contrary at least 90 days prior to the end of the then current term.

Under the terms of Mr. Shor’s Employment Agreement, Mr. Shor is (a) entitled to receive a base salary currently at a rate of $700,000 per year, subject to adjustment as approved by the Board, (b) eligible to receive an annual bonus ranging from 40% to 120% of Mr. Shor’s base salary (with the target amount set at 80%), based upon the achievement by the Company of specific performance requirements measured over our fiscal year, as determined by the Compensation Committee, (c) eligible for grants of equity awards under our equity incentive plans in the sole and absolute discretion of the Board, established as 160% of salary by the Board for fiscal 2023, and (d) entitled to reimbursement for certain travel expenses. Mr. Shor is also entitled to participate in our benefit plans and programs provided to Company executives generally, subject to eligibility requirements and other terms and conditions of those plans. In addition, we must use reasonable efforts to secure term life insurance coverage for Mr. Shor in an amount not less than four times his annual salary, subject to certain stipulations. All of the incentive compensation payable pursuant to the Employment Agreement is subject to recoupment under the terms of our Clawback Policy.

Tax Implications of the Compensation Committee’s Compensation Decisions

Section 162(m) of the Internal Revenue Code generally limits tax deductibility of compensation paid by a public company to its chief executive officer and certain other executive officers in any year to $1 million in the year compensation becomes taxable to the executive. Prior to the 2017 Tax Cuts and Jobs Act, certain compensation was exempt from the deduction limit to the extent it met the requirements to be considered “qualified performance-based compensation” as previously defined in Section 162(m). The 2017 Tax Cuts and Jobs Act eliminated that exemption. Certain arrangements entered into prior to November 2, 2017, are considered “grandfathered” and compensation paid under such arrangements will continue to be deductible until the arrangements are materially modified.

The Compensation Committee has historically considered Section 162(m) in the design of incentive plans to preserve the corporate tax deductibility of compensation. However, in light of the changes to Section 162(m), the Compensation Committee anticipates that a larger portion of future compensation paid to our Named Executive Officers will be subject to a tax deduction disallowance under Section 162(m). The Compensation Committee recognizes that factors other than tax deductibility should be considered in determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and our stockholders. Annually, the Compensation Committee reviews all compensation programs and payments, including the tax impact on the Company.

Compensation Tables and Narrative Disclosure

The following tables, footnotes and narratives provide information regarding the compensation, benefits, and equity holdings in the Company for the persons who acted as CEO, CFO and the other Named Executive Officers in fiscal 2023.

Summary Compensation Table

The narrative and footnotes below describe the total compensation disclosed in the below Summary Compensation Table for fiscal 2021, 2022 and 2023 to the Named Executive Officers. For information on the role of each element of compensation within the total compensation package, please see the discussion above under “Compensation Discussion and Analysis.”

Salary—This column represents the base salary earned during fiscal 2021, 2022 and 2023, including any amounts invested by the Named Executive Officers in our 401(k) plan. Base salary for fiscal 2021 reflects the 10% reduction in salary effective as of April 2020 until January 2021 (April 2021 for Mr. Shor).

Stock Awards—This column represents the fair value of the restricted stock and PSA grants, computed in accordance with FASB ASC Topic 718.

Option Awards—This column represents the grant date fair value, computed in accordance with FASB ASC Topic 718, with respect to stock options granted in fiscal 2021, 2022 and 2023. For options issued in fiscal 2021, 2022 and 2023, the grant date fair value was calculated using a fair value methodology and recognized over the vesting period of the stock option.

Non-Equity Incentive Plan Compensation—This column represents cash bonuses earned in fiscal 2021, 2022 and 2023 by the Named Executive Officers under the 2021, 2022 and 2023 MIPs, respectively.

Change in Pension Value and Nonqualified Deferred Compensation Earnings—This column represents the actuarial increase during fiscal 2021, 2022 and 2023 in the pension value for the Named Executive Officers under the Pension Plan. A description of the Pension Plan can be found below under “Pension Benefits.”

All Other Compensation—This column represents all other compensation paid or provided to the Named Executive Officers for fiscal 2021, 2022 and 2023 not reported in previous columns, such as our matching contributions to 401(k) plans, payment of insurance premiums and costs of providing certain limited perquisites and benefits.

							Change in
							Pension Value
							and Non-
							Qualified
						Non-Equity	Deferred
				Stock		Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)	Options(3)	Compensation	Earnings	Comp(4)	Total
M. L. Shor	2023	$700,001	—	$1,080,122	$297,499	$452,385	—	$80,136	$2,610,143
President & CEO	2022	$694,643	—	$959,654	$268,107	$804,000	—	$79,663	$2,806,067
	2021	$603,663	—	$763,966	$340,002	$714,000	—	$70,051	$2,491,682
D. W. Maudlin	2023	$349,999	—	$301,748	$83,127	$183,782	—	$34,678	$953,334
VP of Finance & CFO	2022	$342,069	—	$265,928	$74,349	$321,750	—	$36,989	$1,041,085
	2021	$303,120	—	$210,297	$93,603	$283,920	—	$44,862	$935,802
D. L. Strobel	2023	$325,000	$100,000	$221,227	$60,944	$157,527	—	$30,982	$895,680
VP of Operations	2022	$321,404	—	$194,454	$54,372	$279,000	—	$32,889	$882,119
	2021	$286,604	—	$154,645	$68,834	$247,800	—	$30,241	$788,124
M. C. Losch III	2023	$326,999	—	$222,646	$61,314	$158,496	—	$29,613	$799,068
VP Sales and Distribution	2022	$321,058	—	$194,454	$54,372	$279,000	—	$33,688	$882,572
	2021	$277,888	—	$149,405	$66,499	$239,400	—	$40,552	$773,744
S.R. Pinkham	2023	$310,001	—	$211,058	$58,133	$125,214	—	$29,935	$734,341
VP Tube & Wire Products	2022	$306,070	—	$184,994	$51,669	$265,500	—	$31,559	$839,792
(1)	Amount shown in “Bonus” includes a one-time bonus paid for retention purposes.
(2)	The amounts listed in the table include restricted stock and performance share awards (PSAs) as valued in accordance with FASB ACS Topic 718. PSAs are valued based on the target number of PSAs awarded, which was the probable outcome on the grant date and which is less than the maximum number of PSAs that may be earned at the end of the performance period. The grant date fair value of the PSAs granted in fiscal 2023, assuming that the maximum level of performance would be achieved, is $1,267,755 for M. Shor, $354,167 for D. Maudlin, $259,657 for D. Strobel, $261,323 for M. Losch III, and $247,722 for S. Pinkham. The amounts ultimately realized by the Named Executive Officers from the stock awards will depend on the price of our common stock in the future and, for the PSAs, the level of achievement of the performance conditions.
(3)	Represents the grant date fair value of the options issued in fiscal 2021, 2022 and 2023, calculated in accordance with FASB ASC Topic 718 using a fair value methodology. For the assumptions used in determining the fair value of the options, see Note 12 to the Company’s Annual Report on Form 10-K for fiscal 2023.
(4)	Amounts shown in the “All Other Compensation” column include the following:

		Dividends On		Disability	401(k)	401(m)
Name	Year	Restricted Stock	Life Insurance	Insurance	Company Match	Company Match	Other	Total
M. L. Shor	2023	$50,699	$3,894	$8,166	$17,377	—	—	$80,136
	2022	$57,874	$3,960	$8,166	$9,663	—	—	$79,663
	2021	$46,168	$3,960	$8,166	$11,757	—	—	$70,051
D. W. Maudlin	2023	$14,864	$2,008	$6,111	$11,695	—	—	$34,678
	2022	$17,070	$2,376	$6,155	$11,388	—	—	$36,989
	2021	$25,935	$2,191	$6,155	$10,581	—	—	$44,862
D. L. Strobel	2023	$11,674	$1,864	$6,049	$11,395	—	—	$30,982
	2022	$13,173	$2,232	$6,204	$11,280	—	—	$32,889
	2021	$12,605	$2,072	$5,246	$10,318	—	—	$30,241
M. C. Losch III	2023	$11,496	$1,876	$6,820	$9,421	—	—	$29,613
	2022	$12,947	$2,232	$6,966	$10,229	1,314	—	$33,688
	2021	$21,616	$2,002	$6,966	$9,968	—	—	$40,552
S. R. Pinkham	2023	$10,710	$1,864	$5,823	$11,538	—	—	$29,935
	2022	$12,316	$2,124	$6,044	$11,075	—	—	$31,559

Grants of Plan-Based Awards in Fiscal 2023

During fiscal 2023, the Named Executive Officers received four types of plan-based awards:

Management Incentive Plan—On November 22, 2022, the Named Executive Officers were awarded grants under our 2023 MIP. Under the plan, certain employees of the Company, including the Named Executive Officers, were eligible for cash awards if the Company met certain net income and TCIR targets established by the Compensation Committee for fiscal 2023. The amount of the cash awards could range between 40% and 120% of base salary for Mr. Shor, between 32.5% and 97.5% of base salary for Mr. Maudlin, between 30% and 90% of base salary for Mr. Strobel and Mr. Losch and between 25% and 75% of base salary for Mr. Pinkham, in each case depending on the level of net income generated by the Company in fiscal 2023 and the TCIR for the Company from January 1, 2023 through September 30, 2023, compared to the targeted amounts.

Stock Options—Non-qualified options were granted to the Named Executive Officers on November 22, 2022, under the 2020 Plan. Each option vests in three equal installments on the first, second and third anniversaries of the grant date, remains exercisable for ten years and has an exercise price equal to the closing stock price on the trading day prior to the date of grant.

Restricted Stock—On November 22, 2022, executives, including the Named Executive Officers, were granted restricted stock under the 2020 Plan, which are subject to time-based vesting and will vest on the third anniversary of the date of grant, if the participant is then employed by the Company, except in the event of death, disability or a change in control and certain other circumstances.

Performance Share Awards—On November 22, 2022, executives, including the Named Executive Officers, were granted awards of a target amount of PSAs. The actual number of PSAs that may ultimately be earned, as well as the number of shares of common stock that may be distributed in settling those PSAs, are determined at the end of a three-year performance period and will depend on the calculated TSR of the Company at the end of the performance period as compared to the TSR of a peer group of nine companies. The total PSAs earned and shares of common stock distributed can range from 0% to 200% of the target amount granted. Participants must be employees at the end of the performance period to receive a payout, except in the event of death, disability, retirement, or a change in control and certain other circumstances.

										All Other
										Stock Option
										Awards:	Exercise	Grant Date
			Estimated Future Payouts			Estimated Future Payouts			All Other	Number of	or Base	FV of
			Under Non-Equity Incentive			Under Equity Incentive			Stock Awards:	Securities	Price of	Stock &
			Plan Awards			Plan Awards			Number of	Underlying	Option	Option
Name	Grant Type	Date	Threshold	Target	Max	Threshold	Target(1)	Max	Shares	Options	Awards(2)	Awards(3)
M. L. Shor	MIP	11/22/22	$280,000	$560,000	$840,000
	Option	11/22/22								14,498	$48.85	$297,499
	Restr. Stock-Time based	11/22/22							9,135			$446,245
	Performance Share Awards(1)	11/22/22				—	9,135	18,270	—			$633,878
D. W. Maudlin	MIP	11/22/22	$113,750	$227,500	$341,250
	Option	11/22/22								4,051	$48.85	$83,127
	Restr. Stock-Time based	11/22/22							2,552			$124,665
	Performance Share Awards(1)	11/22/22				—	2,552	5,104				$177,083
D. L. Strobel	MIP	11/22/22	$97,500	$195,000	$292,500
	Option	11/22/22								2,970	$48.85	$60,944
	Restr. Stock-Time based	11/22/22							1,871			$91,398
	Performance Share Awards(1)	11/22/22				—	1,871	3,742				$129,829
M. C. Losch III	MIP	11/22/22	$98,100	$196,200	$294,300
	Option	11/22/22								2,988	$48.85	$61,314
	Restr. Stock-Time based	11/22/22							1,883			$91,985
	Performance Share Awards(1)	11/22/22				—	1,883	3,766				$130,661
S. R. Pinkham	MIP	11/22/22	$77,500	$155,000	$232,500
	Option	11/22/22								2,833	$48.85	$58,133
	Restr. Stock-Time based	11/22/22							1,785			$87,197
	Performance Share Awards(1)	11/22/22				—	1,785	3,570				$123,861
(1)	Target number of PSAs that have not vested. This column represents the target number of PSAs to be earned over a three-year performance period and settled in shares of common stock.
(2)	The exercise price of each option is equal to the closing market price of shares of our common stock on the trading day prior to the grant date.
(3)	Represents the grant date fair value calculated in accordance with FASB ASC Topic 718 but excludes any forfeiture assumptions related to service-based vesting conditions as prescribed by SEC rules.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information on the Named Executive Officers’ outstanding equity awards as of September 30, 2023. The equity awards consist of stock options, shares of restricted stock (with time-based vesting) and PSAs. The table includes the following:

Number of Securities Underlying Unexercised Options (Exercisable)—This column represents options to buy shares of common stock which are fully vested and subject to forfeiture only with respect to a termination of service.

Number of Securities Underlying Unexercised Options (Unexercisable)—This column represents options to buy shares of common stock which are not fully vested. All options vest in three equal annual installments on the first, second and third anniversaries of the grant date.

Option Exercise Price—All outstanding option exercise prices are equal to the closing market price of shares of our common stock on the day prior to the grant date.

Option Expiration Date—This is the date upon which an option will expire if not yet exercised by the option holder. In all cases, this is ten years from the date of the grant.

Number of Shares that Have Not Vested and Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested—All shares of restricted stock and PSAs granted to the Named Executive Officers in fiscal 2023 are unvested.

Market Value of Shares that Have Not Vested and Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares that Have Not Vested—The market value of unvested shares of restricted stock is based upon the September 29, 2023 closing price of the Company’s common stock of $46.52. The market value of unvested PSAs is calculated in accordance with FASB ASC Topic 718.

	Option Awards									Equity Incentive
		Number of	Number of					Market	Equity Incentive	Plan Awards:
		securities	securities			Number of		Value of	Plan Awards:	Market or Payout
		underlying	underlying			Shares that		Shares That	Number of	Value of
		unexercised	unexercised	Option	Option	Have		Have	Unearned Shares	Unearned Shares
		options	options	Exercise	Expiration	Not		Not	That Have	That Have Not
Name	Grant Date	(Exercisable)(1)	(Unexercisable)	Price	Date	Vested		Vested	Not Vested(3)	Vested
M. L. Shor	06/01/18	15,000	—	$42.58	06/01/28				—	—
	11/21/18	29,152	—	$33.98	11/21/28	—		—	—	—
	05/24/19	13,333	—	$30.54	05/24/29	—		—	—	—
	05/24/19	14,693	—	$33.59	05/24/29	—		—	—	—
	05/24/19	16,136	—	$36.65	05/24/29	—		—	—	—
	11/19/19	35,193	—	$37.00	11/19/29	—		$—	—	—
	11/24/20	38,353	19,177	$22.64	11/24/30	15,018	(2)	$698,637	—	$—
	11/23/21	5,950	11,900	$44.07	11/23/31	9,130	(2)	$424,728	9,130	$247,744
	11/22/22	—	14,498	$48.85	11/22/32	9,135	(2)	$424,960	9,135	$—
D. W. Maudlin	11/25/14	7,500	—	$46.72	11/25/24	—		—	—	—
	11/24/15	7,300	—	$37.75	11/24/25	—		—	—	—
	11/22/16	4,800	—	$40.86	11/22/26	—		—	—	—
	11/21/17	5,800	—	$31.76	11/21/27	—		—	—	—
	11/21/18	8,623	—	$33.98	11/21/28	—		—	—	—
	05/24/19	4,524	—	$30.54	05/24/29	—		—	—	—
	05/24/19	4,985	—	$33.59	05/24/29	—		—	—	—
	05/24/19	5,475	—	$36.65	05/24/29	—		—	—	—
	11/19/19	9,688	—	$37.00	11/19/29	—		$—	—	—
	11/24/20	10,559	5,279	$22.64	11/24/30	4,134	(2)	$192,314	—	$—
	11/23/21	1,650	3,300	$44.07	11/23/31	2,530	(2)	$117,696	2,530	$68,652
	11/22/22	—	4,051	$48.85	11/22/32	2,552	(2)	$118,719	2,552	$—
D. L. Strobel	09/17/18	5,000	—	$35.34	9/17/28	—		—	—	—
	11/21/18	6,157	—	$33.98	11/21/28	—		—	—	—
	05/24/19	5,476	—	$30.54	05/24/29	—		—	—	—
	05/24/19	6,035	—	$33.59	05/24/29	—		—	—	—
	05/24/19	6,627	—	$36.65	05/24/29	—		—	—	—
	11/19/19	7,125	—	$37.00	11/19/29	—		$—	—	—
	11/24/20	7,765	3,882	$22.64	11/24/30	3,040	(2)	$141,421	—	$—
	11/23/21	1,207	2,413	$44.07	11/23/31	1,850	(2)	$86,062	1,850	$50,200
	11/22/22	—	2,970	$48.85	11/22/32	1,871	(2)	$87,039	1,871	$—
M. C. Losch II	05/24/19	5,476	—	$30.54	05/24/29	—		—	—	—
	05/24/19	6,035	—	$33.59	05/24/29	—		—	—	—
	05/24/19	6,627	—	$36.65	05/24/29	—		—	—	—
	11/19/19	6,883	—	$37.00	11/19/29	—		$—	—	—
	11/24/20	7,501	3,751	$22.64	11/24/30	2,937	(2)	$136,629	—	$—
	11/23/21	1,207	2,413	$44.07	11/23/31	1,850	(2)	$86,062	1,850	$50,200
	11/22/22	—	2,988	$48.85	11/22/32	1,883	(2)	$87,597	1,883	$—
S. R. Pinkham	11/21/18	6,157	—	$33.98	11/21/28	—		—	—	—
	05/24/19	3,333	—	$30.54	05/24/29	—		—	—	—
	05/24/19	3,673	—	$33.59	05/24/29	—		—	—	—
	05/24/19	4,034	—	$36.65	05/24/29	—		—	—	—
	11/19/19	6,932	—	$37.00	11/19/29	—		$—	—	—
	11/24/20	7,554	3,777	$22.64	11/24/30	2,958	(2)	$137,606	—	$—
	11/23/21	1,147	2,293	$44.07	11/23/31	1,760	(2)	$81,875	1,760	$47,758
	11/22/22	—	2,833	$48.85	11/22/32	1,785	(2)	$83,038	1,785	$—

(1)	Except as noted, vest in three equal annual installments on the first, second and third anniversaries of the grant date.
(2)	Vest on the third anniversary of the grant date.
(3)	Represents the target number of PSAs, which will be earned and will vest on the third anniversary of the grant date if the Company meets certain relative TSR goals.

Option Exercises and Stock Vested

The following table provides information concerning the exercise of stock options and vesting of restricted stock awards for the Named Executive Officers in fiscal 2023.

	Option Awards		Restricted Stock Awards		Performance Share Awards
	Number of	Value	Number of	Value	Number of	Value
	Shares Acq.	realized on	Shares Acq.	realized on	Shares Acq.	realized on
Name	on Exercise	Exercise	on Vesting	Vesting(1)	on Vesting	Vesting(1)
M.L. Shor	—	$—	9,191	$481,700	18,773	$873,320
D.W. Maudlin	7,300	$35,536	2,530	$132,597	5,168	$240,415
D.L. Strobel	—	$—	1,861	$97,535	3,800	$176,776
M.C. Losch III	36,422	$400,725	1,798	$94,233	3,671	$170,775
S.R. Pinkham	30,950	$381,065	1,810	$94,862	3,698	$172,031
(1)	This column is calculated by multiplying the number of shares acquired by the closing price of a share of our common stock on the vesting date.

Pension Benefits

We maintain a defined benefit pension plan for the benefit of eligible domestic employees designated as the Haynes International, Inc. Pension Plan (the “Pension Plan”). The Pension Plan is qualified under Section 401 of the Internal Revenue Code, permitting the Company to deduct for federal income tax purposes all amounts the Company contributes to the Pension Plan pursuant to funding requirements. The following table sets forth the present value of accumulated benefits payable in installments after retirement, based on retirement at age 65. As of December 31, 2005, the Pension Plan was closed to new salaried employees and, as of December 31, 2007, the benefits of all salaried participants in the Pension Plan were frozen, and no further benefits will accumulate. No payments were made to any of the Named Executive Officers pursuant to the Pension Plan in fiscal 2023.

			Number of Years	Present Value of
	Year	Plan Name	Credited Service	Accumulated Benefit
M.L. Shor	2023	Defined Benefit	N/A	—
D.W. Maudlin	2023	Defined Benefit	3	$59,989
D.L. Strobel	2023	Defined Benefit	N/A	—
M.C. Losch III	2023	Defined Benefit	20	$432,431
S.R. Pinkham	2023	Defined Benefit	8	$166,651

Participants in the Pension Plan are eligible to receive an unreduced pension annuity upon the first to occur of (i) reaching age 65, (ii) reaching age 62 and completing ten years of benefit service or (iii) completing 30 years of benefit service. The final option is available only for salaried employees who were plan participants in the Pension Plan on March 31, 1987. For salaried employees who retire on or after July 2, 2002 under option (i) or (ii) above, the normal monthly pension benefit provided under the Pension Plan is the greater of (i) 1.6% of the employee’s average monthly earnings multiplied by years of benefit service, plus an additional 0.5% of the employee’s average monthly earnings, if any, in excess of Social Security covered compensation multiplied by years of benefit service up to 35 years, or (ii) the employee’s accrued benefits as of September 30, 2002. For salaried employees who retire on or after July 2, 2002 under option (iii) above (with 30 years of benefit service), the normal monthly pension provided under the Pension Plan is equal to one of the following as elected by the participant: (i) the accrued benefit as of March 31, 1987 plus any supplemental retirement benefit payable to age 62; (ii) the accrued benefit as of March 31, 1987 plus any supplemental retirement benefit payable to any age elected by the participant (prior to 62) and thereafter the actuarial equivalent of the benefit payable for retirement under options (i) and (ii) above; or (iii) if the participant is at least age 55, the actuarial equivalent of the benefit payable for retirement under options (i) and (ii) above. There are provisions for delayed retirement, early retirement benefits, disability retirement, death benefits, optional methods of benefits payments, payments to an employee who leaves after five or more years of service and payments to an employee’s surviving spouse. Participants’ interests are vested, and they are eligible to receive pension benefits after completing five years of service. However, all participants as of October 1, 2001, became 100% vested in their benefits on that date. Vested benefits are generally paid to retired employees beginning at or after age 55.

In addition, the 2020 Plan provides for the vesting of restricted stock, restricted stock units, PSAs and performance units in the case of “retirement” or involuntary severance of service other than for “cause” or other terminations of employment not specifically covered in the 2020 Plan. Mr. Losch was the sole Named Executive Officer that was retirement eligible as of September 30, 2023.

Non-Qualified Deferred Compensation Plan

The Compensation Committee approved implementation of a non-qualified deferred compensation plan for independent directors and executive officers effective November 20, 2017. The plan provides the opportunity to defer current compensation and taxes until a future date, and to receive tax deferred investment returns on deferred amounts. The plan allows directors to defer up to 100% of their annual cash retainer, annual committee cash retainers and annual equity grants. The plan allows eligible employees to defer up to 80% of their base salaries, up to 100% of MIP and up to 100% of long-term incentive awards.

As of September 30, 2023, no amounts were deferred by any of the Named Executive Officers.

Payments Upon Termination of Employment

As described in the “Compensation Discussion and Analysis” section above, Mr. Shor has an Employment Agreement, and the other Named Executive Officers have termination benefits agreements, that provide for payments to the Named Executive Officers at, following or in connection with a termination of their employment in the circumstances described in those agreements.

Conditions and Obligations Applicable to Receipt of Termination Payments Under All Circumstances

Under the applicable compensation agreements, each Named Executive Officer has agreed not to compete with, or solicit the employees of, the Company during and for a one-year period (two years for Mr. Shor) after termination of employment. Further, each Named Executive Officer is obligated to maintain the confidentiality of Company information and to assign all inventions, improvements, discoveries, designs, works of authorship, concepts or ideas or expressions thereof to the Company. We are entitled to cease making payments or providing benefits due under the applicable agreement if the Named Executive Officer breaches the confidentiality, non-competition, or non-solicitation provisions of the agreement.

As a condition to the receipt of the payments and other benefits to be received by the Named Executive Officers under the applicable agreements upon termination of employment, each Named Executive Officer must execute and deliver to the Company a release of all claims against the Company, including claims arising out of his or her employment with the Company. Certain payments to Mr. Shor are required to be made or commence on the date that the release executed by him in connection with the termination of his employment becomes effective (generally seven days following execution thereof by Mr. Shor). In addition to the release, Named Executive Officers may be asked to sign letter agreements reaffirming their applicable confidentiality, non-competition and non-solicitation obligations and may enter into extended non-competition agreements with the Company.

Payments Made Upon Death, Disability or Retirement

Upon death or total disability, our compensation plans and arrangements for the Named Executive Officers provide as follows:

●	Each Named Executive Officer, or his or her heirs, estate, personal representative or legal guardian, as appropriate, is entitled to receive a lump sum payment equal to the sum of (i) the Named Executive Officer’s earned but unpaid base salary and bonus through the termination date; (ii) any reimbursable expenses incurred by the Named Executive Officer and not reimbursed as of the termination date and (iii) a bonus for the fiscal year in which the termination date occurs in an amount equal to his or her target bonus for such fiscal year pro-rated based upon the number of days he or she worked in the fiscal year in which the termination date occurs.
●	All unvested stock options held by the Named Executive Officer will vest immediately and all options will remain exercisable for six months from the termination date in the case of options granted under the 2007 Plan or five years in the case of options granted under the 2016 Plan or 2020 Plan, but in no event later than the expiration date of such stock options as specified in the applicable option agreement.
●	All restrictions on transfer of any shares of restricted stock held by the Named Executive Officer on the termination date will lapse as of the termination date and any PSAs will be deemed earned at target level, so long as the Named Executive Officer has been continuously employed by the Company between the grant date and the termination date.
●	In the case of death, the Named Executive Officer’s designated beneficiary is entitled to receive the death benefit under a Company-provided life insurance policy in the amount of the Named Executive Officer’s base salary (four times base salary for Mr. Shor).
●	In the case of total disability, the Named Executive Officer will be entitled to disability benefits under our executive long-term disability plans. Each Named Executive Officer is entitled to disability benefits under a group plan and an individual plan. The group plan provides for a monthly benefit equal to 50% of monthly base salary, subject to a maximum benefit of $10,000 per month. The individual plan provides for a monthly benefit equal to 70% of monthly base salary, subject to a maximum benefit of $5,000 per month. Benefits under the plan are payable monthly beginning 90 days after the employee becomes disabled and continuing until age 65.

Upon Retirement (defined in the 2016 Plan and the 2020 Plan as a resignation (a) after reaching age 65 or (b) after reaching age 62 and completing at least ten years of service with the Company), in addition to the Named Executive Officer’s base salary through the retirement date and any accrued but unpaid compensation, including earned but unpaid bonus compensation and expense reimbursement in accordance with Company policies, our compensation plans and arrangements for the Named Executive Officers provide that (i) all unvested stock options held by the Named Executive Officer (other than options granted under the 2007 Plan, which will terminate) will vest immediately and all options will remain exercisable for five years from the retirement date, but in no event later than the expiration date of such stock options as specified in the applicable option agreement; (ii) all restrictions on transfer of any shares of time-based restricted stock awarded under the 2020 Plan and held by the Named Executive Officer on the retirement date will lapse as of the retirement date; and (iii) PSAs granted under the 2020 Plan and held by the Named Executive Officer on the retirement date will be deemed earned at target level if retirement occurs during a performance period, and are subject to proration for awards granted after fiscal 2022.

Payments Upon Termination in Connection with a Change of Control

The information below generally describes payments or benefits payable to the Named Executive Officers (including Mr. Shor) under agreements between the Named Executive Officers and the Company or under our compensation plans and arrangements in the event of a change of control of the Company or the termination of the Named Executive Officer’s employment, whether prior to or following a change of control of the Company. Any such payments or benefits that a Named Executive Officer has elected to defer would be provided in accordance with the requirements of Internal Revenue Code Section 409A. Payments or benefits under other plans and arrangements that are generally available to our employees on similar terms are not described. Certain capitalized terms used in this discussion are defined under the caption “Certain Definitions” below.

In the case of all Named Executive Officers, the 2007 Plan, the 2016 Plan and the 2020 Plan provide that all restrictions imposed on shares of restricted stock subject to restricted stock awards under the plan, lapse upon a change of control and PSAs will be deemed earned based on actual performance of the Company in the period prior to the change of control, but in no event less than target level. Similarly, all unvested stock options issued pursuant to our stock option plans vest automatically upon the occurrence of a “change of control” (as defined below), provided that an award shall be treated, to the extent determined by the Compensation Committee to be appropriate and permitted under Internal Revenue Code Section 409A, in accordance with one of the following methods as determined by the Compensation Committee in its sole discretion: (i) upon at least ten (10) days’ advance notice to the affected persons, cancel any outstanding awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such awards based upon the price per share received or to be received by other stockholders of the Company in the event or (ii) provide for the assumption of or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the applicable plan. In addition, in the case of all Named Executive Officers, upon termination in connection with a change of control as described in this section, the maximum compensation that any such Named Executive Officer would be entitled to receive is equal to the greater of (i) the safe harbor amount under Section 280G of the Internal Revenue Code, or (ii) the total change of control compensation to which such individual is entitled under the applicable agreement less any excise tax payable under Section 4999 of the Internal Revenue Code.

In the event that the employment of a Named Executive Officer (other than Mr. Shor) is terminated by the Company without “cause” (as defined below) or by the Named Executive Officer for “good reason” (as defined below) within 12 months following a change of control,

●	The Named Executive Officer is entitled to receive a lump sum cash payment equal to the sum of (i) the Named Executive Officer’s earned but unpaid base salary through the termination date; (ii) the Named Executive Officer’s base salary that would be payable for the period from the termination date through the first anniversary thereof; (iii) any accrued but unpaid compensation, including any unpaid bonus compensation; and (iv) any reimbursable expenses incurred by the Named Executive Officer and not reimbursed as of the termination date.
●	The Named Executive Officer is entitled to a bonus for the fiscal year in which termination occurs equal to the Named Executive Officer’s target bonus, calculated as if one hundred percent of the target amount had been earned, subject to proration based upon the number of days worked during the applicable fiscal year.
●	Any unvested stock options held by the Named Executive Officer will vest immediately and all options will remain exercisable for one year from the termination date, but in no event later than the expiration date of such stock options as specified in the applicable option agreement.
●	The Named Executive Officer and his or her dependents may be entitled to elect medical, hospitalization and dental insurance benefits that he or she received immediately prior to termination for a period of one year following the termination date, unless the Named Executive Officer obtains comparable benefits from another employer and an additional amount equal to the assumed taxes on such benefit.
●	The Named Executive Officer is entitled to receive a lump sum cash payment in an amount equal to the cost the Company would have incurred for non-voluntary life insurance coverage under its life insurance plan for the twelve months following the termination date in excess of the then current aggregate premium or other amount payable generally by similarly situated plan participants for such coverage and an additional amount equal to the taxes on such payment.

If Mr. Shor’s employment is terminated by the Company without “cause” or by Mr. Shor for “good reason” within 24 months after a change of control,

●	Mr. Shor is entitled to receive a lump sum payment equal to the sum of (i) his earned but unpaid base salary through the termination date; (ii) any bonus earned prior to the termination date that remains unpaid on the termination date; and (iii) any reimbursable expenses incurred by Mr. Shor and not reimbursed as of the termination date.
●	Mr. Shor is entitled to a bonus for the fiscal year in which termination occurs equal to his target bonus, calculated as if one hundred percent of the target amount had been earned, subject to proration based upon the number of days worked during the applicable fiscal year.
●	Mr. Shor is entitled to a cash payment equal to two times his annual salary as in effect immediately prior to the termination date, payable in equal monthly installments of one twenty-fourth of the total amount of the cash payment.
●	Any unvested stock options held by Mr. Shor as of the termination date will become vested and exercisable and will remain exercisable after the termination date for a period equal to the lesser of (i) one year following the termination date or (ii) the expiration of the original exercise period of such option.
●	Mr. Shor and his dependents are entitled to medical, hospitalization and life insurance benefits that he received immediately prior to termination through and including the termination date.

Payments Upon Termination For Cause or Without Cause or Resignation without Good Reason or for Good Reason

If the employment of any of the Named Executive Officers is terminated by the Company for “cause”, or is terminated by the Named Executive Officer without “good reason”, the Named Executive Officer would be entitled to receive a lump sum cash payment equal to the sum of (i) the Named Executive Officer’s earned but unpaid base salary through the termination date; (ii) any accrued but unpaid compensation, including any unpaid bonus compensation and (iii) any reimbursable expenses or permitted health and welfare expenses incurred by the Named Executive Officer and not reimbursed as of the termination date.

If, prior to or more than 24 months after a change of control, Mr. Shor’s employment is terminated by the Company without “cause” or by Mr. Shor for “good reason”:

●	Mr. Shor is entitled to receive a lump sum payment equal to the sum of (i) his earned but unpaid base salary through the termination date; (ii) any bonus earned prior to the termination date that remains unpaid on the termination date; (iii) any reimbursable expenses incurred by Mr. Shor and not reimbursed as of the termination date and (iv) an amount equal to his target bonus for such fiscal year prorated based upon the number of days he worked during the fiscal year. He would also be entitled to continuation of health and welfare benefits through the termination date.
●	Mr. Shor is entitled to a continuation of his annual salary as in effect immediately prior to such termination date through the end of the then current employment term, payable in accordance with the then prevailing payroll practices of the Company.
●	All unvested stock options held by Mr. Shor will terminate immediately and all vested options will remain exercisable for six months from the termination date but in no event later than the expiration date of such stock options as specified in the applicable option agreement.
●	The restrictions on all time-based restricted stock awarded under the 2020 Plan and held by Mr. Shor on the termination date will lapse as of the termination date, and all PSAs held by Mr. Shor will be adjusted as provided in the 2020 Plan to reflect the portion of the performance period during which Mr. Shor was employed and paid, if at all, at the same time and under the same conditions as such PSAs would otherwise be paid.

If, prior to or more than 12 months after any change of control, the employment of any Named Executive Officer (other than Mr. Shor) is terminated by the Company without “cause” or is terminated by the Named Executive Officer with “good reason”:

●	The Named Executive Officer is entitled to receive a lump sum payment equal to the sum of (i) the Named Executive Officer’s earned but unpaid base salary and bonus through the termination date; (ii) any reimbursable expenses incurred by the Named Executive Officer and not reimbursed as of the termination date; and (iii) a bonus for the fiscal year in which the termination date occurs in an amount equal to his target bonus for such fiscal year pro-rated based upon the number of days he or she worked in the fiscal year in which the termination date occurs.
●	All unvested stock options held by the Named Executive Officer will terminate immediately and all vested options will remain exercisable for six months from the termination date but in no event later than the expiration date of such stock options as specified in the applicable option agreement.

Certain Definitions

A termination for “cause”, as defined in the Termination Benefits Agreements and Mr. Shor’s Employment Agreement, means a termination by reason of the good faith determination of the Board that the Named Executive

Officer (1) continually failed to substantially perform his duties to the Company (other than a failure resulting from his or her medically documented incapacity due to physical or mental illness), including, without limitation, repeated refusal to follow the reasonable directions of our Chief Executive Officer (or, in Mr. Shor’s case, the Board), knowing violation of the law in the course of performance of his or her duties with the Company, repeated absences from work without a reasonable excuse or intoxication with alcohol or illegal drugs while on the Company’s premises during regular business hours, (2) engaged in conduct which constituted a material breach of the confidentiality, non- competition or non-solicitation provisions of the applicable agreement, (3) was indicted (or equivalent under applicable law), convicted of or entered a plea of nolo contendere to the commission of a felony or crime involving dishonesty or moral turpitude, (4) engaged in conduct which is demonstrably and materially injurious to the financial condition, business reputation, or otherwise of the Company or its subsidiaries or affiliates or (5) perpetuated a fraud or embezzlement against the Company or its subsidiaries or affiliates, and in each case the particular act or omission was not cured, if curable, in all material respects by the Named Executive Officer within thirty (30) days (or for Mr. Shor within 15 days) after receipt of written notice from the Board. Under the 2020 Plan, the term “cause” is defined by reference to the Termination Benefits Agreements, in the case of the Named Executive Officers other than Mr. Shor, and, in Mr. Shor’s case, by reference to his Employment Agreement.

The term “change of control” has varying definitions under the different plans and agreements, but generally means the first to occur of the following: (i) any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of our then outstanding securities (assuming conversion of all outstanding non-voting securities into voting securities and the exercise of all outstanding options or other convertible securities); (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the effective date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by our stockholders was approved or recommended by a vote of at least two-thirds (2∕3) of the directors then still in office who either were directors on the effective date or whose appointment, election or nomination for election was previously so approved or recommended; (iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof, a majority of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of our securities representing a majority of the combined voting power of our then outstanding securities; or (iv) our stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of our assets, or to an entity a majority of the combined voting power of the voting securities of which is owned by substantially all of our stockholders immediately prior to such sale in substantially the same proportions as their ownership of the Company immediately prior to such sale.

The term “good reason” means the occurrence of any of the following actions or failures to act if it is not consented to by the Named Executive Officer in writing: (a) a material adverse change in the Named Executive Officer’s duties, reporting responsibilities, titles or elected or appointed offices; (b) a material reduction by the Company in the Named Executive Officer’s base salary or annual bonus opportunity, not including any reduction resulting from changes in the market value of securities or other instruments paid or payable to the Named Executive Officer; or (c) solely with respect to Mr. Shor, any change of more than 50 miles in the location of the principal place of Mr. Shor’s employment. None of the actions described in clauses (a) and (b) above shall constitute “good reason” if it was an isolated and inadvertent action not taken in bad faith by the Company and if it is remedied by the Company within 30 days after receipt of written notice thereof given by the Named Executive Officer (or, if the matter is not capable of remedy within 30 days, then within a reasonable period of time following such 30-day period, provided that the Company has commenced such remedy within said 30-day period); provided that “good reason” ceases to exist for any action described in clauses (a) and (b) above on the 60th day following the later of the occurrence of such action or the Named Executive Officer’s knowledge thereof, unless the Named Executive Officer has given the Company written notice thereof prior to such date.

Quantification of Potential Payments and Benefits Upon a Termination of Employment or Change in Control

The following tables quantify the potential payments and benefits upon termination or a change of control of the Company for each of the Named Executive Officers assuming the Named Executive Officer’s employment terminated on September 30, 2023, given the Named Executive Officer’s compensation and service level as of that date and, if applicable, based on the Company’s closing stock price of $46.52 on September 29, 2023, the last trading day of the fiscal year ended September 30, 2023. Other assumptions made with respect to specific payments or benefits are set forth in applicable footnotes to the tables. Information regarding the present value of pension benefits for each of the Named Executive Officers is set forth above under the caption “Pension Benefits”. Due to the number of factors that affect the nature and amount of any payments or benefits provided upon a termination or change of control, including, but not limited to, the date of any such event, the Company’s stock price and the Named Executive Officer’s age, any actual amounts paid or distributed may be different.

M. L. Shor

						Invol Term.
Executive Benefits and Payments						Not for Cause or Resign.	Change of
Upon Termination	Retirement	Death		Disability		for Good Reason	Control
Performance-based Cash
Payment(1)	$—	$560,000		$560,000		$560,000	$560,000	(2)
Cash Severance	$—	—		—		700,000	$1,400,000	(2)
Stock Options(3)	$—	$487,102		$487,102		$—	$487,102
Restricted Stock—Time Based(4)	$—	$1,548,325		$1,548,325		$1,548,325	$1,548,325
Performance share awards(5)	$—	$1,796,652		$1,796,652		—	$1,796,652
Life, Long-Term Disability and Health Insurance Benefits	$1,726	$2,800,000	(6)	$170,414	(7)	—	$26,938

D. W. Maudlin

						Invol Term.
Executive Benefits and Payments						Not for Cause or Resign.	Change of
Upon Termination	Retirement	Death		Disability		for Good Reason	Control
Performance-based Cash
Payment(1)	$—	$227,500		$227,500		$227,500	$227,500	(8)
Cash Severance	$—	—		—		—	$350,000	(8)
Stock Options(3)	$—	$134,148		$134,148		$—	$134,148
Restricted Stock—Time Based(4)	$—	$428,728		$428,728		$428,728	$428,728
Performance share awards(5)	$—	$497,148		$497,148		—	$497,148
Life, Long-Term Disability and Health Insurance Benefits	$85,812	$700,000	(6)	$1,134,543	(7)	—	$23,794

D.L. Strobel

						Invol Term.
Executive Benefits and Payments						Not for Cause or Resign.	Change of
Upon Termination	Retirement	Death		Disability		for Good Reason	Control
Performance-based Cash
Payment(1)	$—	$195,000		$195,000		$195,000	$195,000	(8)
Cash Severance	$—	—		—		—	$325,000	(8)
Stock Options(3)	$—	$98,614		$98,614		$—	$98,614
Restricted Stock—Time Based(4)	$—	$314,522		$314,522		$314,522	$314,522
Performance share awards(5)	$—	$364,811		$364,811		—	$364,811
Life, Long-Term Disability and Health Insurance Benefits	$1,244	$650,000	(6)	$484,500	(7)	—	$23,555

M. C. Losch III

						Invol Term.
Executive Benefits and Payments						Not for Cause or Resign.	Change of
Upon Termination	Retirement	Death		Disability		for Good Reason	Control
Performance-based Cash
Payment(1)	$—	$196,200		$196,200		$196,200	$196,200	(8)
Cash Severance	$—	—		—		—	$327,000	(8)
Stock Options(3)	$95,486	$95,486		$95,486		$—	$95,486
Restricted Stock—Time Based(4)	$310,288	$310,288		$310,288		$310,288	$310,288
Performance share awards(5)	$299,564	$359,051		$359,051		—	$359,051
Life, Long-Term Disability and Health Insurance Benefits	$67,123	$654,000	(6)	$331,753	(7)	$—	$23,574

S. R. Pinkham

						Invol Term.
Executive Benefits and Payments						Not for Cause or Resign.	Change of
Upon Termination	Retirement	Death		Disability		for Good Reason	Control
Performance-based Cash
Payment(1)	$—	$155,000		$155,000		$155,000	$155,000	(8)
Cash Severance	$—	—		—		—	$310,000	(8)
Stock Options(3)	$—	$95,813		$95,813		$—	$95,813
Restricted Stock—Time Based(4)	$—	$302,520		$302,520		$302,520	$302,520
Performance share awards(5)	$—	$351,351		$351,351		—	$351,351
Life, Long-Term Disability and Health Insurance Benefits	$520	$620,000	(6)	$1,244,538	(7)	—	$21,831
(1)	Represents base salary as of September 30, 2023, multiplied by the target percentage of the fiscal 2023 MIP.
(2)	Represents the amount payable to Mr. Shor if his employment is terminated within 24 months after a change of control by the Company without “cause” or by Mr. Shor for “good reason”.
(3)	Represents the market value of $46.52 per share minus the exercise price for all unvested “in the money” options that would vest as a result of the specified event. The number of unvested options for each Named Executive Officer is set forth in the Outstanding Equity Awards at Fiscal Year-End table above.
(4)	Represents the market value of $46.52 of all time-based restricted stock awards that would vest as a result of the specified event. The number of time-based restricted stock awards for each Named Executive Officer is set forth in the Outstanding Equity Awards at Fiscal Year-End table above.
(5)	Represents the market value of $46.52 of all unvested PSAs that would vest as a result of the specified event. The number of unvested PSAs for each Named Executive Officer is set forth in the Outstanding Equity Awards at Fiscal Year-End table above.
(6)	Represents the death benefit under a life insurance policy, the premiums on which are paid by the Company, equal to four times base salary for Mr. Shor and two times base salary for the other Named Executive Officers.
(7)	Represents the present value of benefits payable under our executive long-term disability plans, determined using the same discount rate used to determine our funding obligation under the Pension Plan.
(8)	Represents the amount payable to the Named Executive Officer if his or her employment is terminated within 12 months after a change of control by the Company without “cause” or by the Named Executive Officer for “good reason”.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Company is providing the following information about the relationship of the annual total compensation of Michael Shor, President and Chief Executive Officer of the Company, to the annual total compensation of the “median” Company employee, determined as described below (the “CEO Pay Ratio”):

For fiscal 2023:

●	the annual total compensation of the employee identified as the median employee of the Company (other than the Chief Executive Officer) was $84,321; and
●	the annual total compensation of the Chief Executive Officer for purposes of determining the CEO Pay Ratio was $2,610,143.

Based on this information, the ratio of the annual total compensation of the Chief Executive Officer to the median employee’s annual total compensation was estimated to be 31.0 to 1 for fiscal 2023.

This CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median employee and calculating the CEO Pay Ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median of the annual total compensation of all of our employees, as well as to determine the annual total compensation of the “median employee”, the methodology and the material assumptions, adjustments and estimates used were as follows:

We determined that, as of September 30, 2023, our employee population consisted of approximately 1,246 individuals globally. We selected September 30, 2023, which was the last day of fiscal 2023, as the date upon which we would identify the “median employee”. The “median employee” is required to be updated only after the passage of three years or if recalculation would cause a material change in the ratio.

In accordance with the “de minimis exemption” adjustment permitted by SEC rules, which allows the exclusion of certain employees working in jurisdictions outside of the United States of America in an aggregate maximum equal to less than five percent of our total employees, all employees of our affiliates located in China (nine employees) and Singapore (four employees) and Japan (two employees) were excluded from the calculation used to determine the median employee. To identify the median employee from the employee population, we collected actual salary, bonus paid, other lump sums, life insurance premiums and 401(k) plan matches paid by the Company during the 12-month period ended September 30, 2023. In making this determination, we annualized the compensation of all newly hired employees during this period.

Pay Versus Performance Table

The following table sets forth additional compensation information of Mr. Shor, our principal executive officer (our “PEO”) and our other NEOs (averaged) along with the TSR, net income and cumulative 3-year relative TSR rank - performance results for fiscal 2021, 2022 and 2023:

			Average		Value of Initial Fixed
			Summary	Average	$100 Investment Based On:
	Summary		Compensation	Compensation		Peer Group		Company-
	Compensation	Compensation	Table Total for	Actually Paid	Total	Total	Net	Selected
	Table Total	Actually Paid	Other	to Other	Shareholder	Shareholder	Income	Measure:
	for PEO (1) (2)	to PEO (1) (2)	NEOs (1) (2)	NEOs (1) (2)	Return (3)	Return (3)(4)	($ in	Relative TSR Rank(5)
	($)	($)	($)	($)	($)	($)	thousands)	(Cumulative 3 Year)
2023	2,610,143	2,769,462	845,606	930,655	292	285	41,975	63rd
2022	2,806,067	1,888,585	911,392	780,656	217	188	45,087	33rd
2021	2,491,682	5,229,796	826,834	1,481,073	225	180	(8,683)	44th
(1)	Our PEO and Other NEOs for each reported fiscal year were:

Year	PEO	Other NEOs
2023	Mr. Shor	Messrs. Maudlin, Strobel, Losch and Pinkham
2022	Mr. Shor	Messrs. Maudlin, Strobel, Losch and Pinkham
2021	Mr. Shor	Messrs. Maudlin, Strobel, Losch and Ishwar

(2)	SEC rules require certain adjustments be made to the Summary Compensation Table (“SCT”) totals to determine “compensation actually paid” (“CAP”) as reported in the Pay Versus Performance Table. CAP does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. In fiscal years 2022 and 2023, there were no changes in the actuarial present value of accumulated benefits under the defined benefit and pension plans included in the SCT. Reconciliations of the SCT totals to CAP for our PEO and our Other NEOs (as an average) are shown below:

Adjustments to determine CAP for PEO

	2023	2022	2021
	PEO	PEO	PEO
	($)	($)	($)
Adjustments to determine CAP for PEO
SCT Total Compensation	2,610,143	2,806,067	2,491,682
SCT stock award adjustments
Deduction for stock award amounts reported in the SCT	(1,080,122)	(959,654)	(763,966)
SCT stock option adjustments:
Deduction for stock option grant amounts reported in the SCT	(297,499)	(268,107)	(340,002)
Equity awards granted during fiscal year:
Fair value of current year unvested awards at year end	1,075,029	902,743	2,342,431
Unvested equity awards granted in prior fiscal years:
Change in fair value from prior year end to current year end	164,306	(716,727)	1,328,711
Vested equity awards granted in prior fiscal years:
Change in fair value from prior year end to vesting date	283,455	103,571	170,940
Dividends and other earnings paid during fiscal year:
Dividends and other earnings paid during fiscal year prior to vesting date	14,150	20,692	—
Compensation Actually Paid (CAP)	2,769,462	1,888,585	5,229,796

Adjustments to determine average CAP for Other NEOs

	2023	2022	2021
	Average of	Average of	Average of
	Other NEOs	Other NEOs	Other NEOs
	($)	($)	($)
Adjustments to determine average CAP for Other NEOs
SCT Total Compensation	845,606	911,392	826,834
SCT Pension Adjustments
Deduction for change in pension values reported in the SCT	—	—	(8,159)
SCT stock award adjustments:
Deduction for stock award amounts reported in the SCT	(239,170)	(209,958)	(189,856)
SCT stock option adjustments:
Deduction for stock option grant amounts reported in the SCT	(65,880)	(58,691)	(93,022)
Unvested equity awards granted during fiscal year:
Fair value of current year unvested awards at year end	203,630	171,207	512,042
Unvested equity awards granted in prior fiscal years:
Change in fair value from prior year end to current year end	101,164	(131,072)	343,529
Vested equity awards granted in prior fiscal years:
Change in fair value from prior year end to vesting date	47,811	66,666	85,869
Vested equity awards granted during fiscal year:
Fair value of current year vested awards at vesting date	34,416	26,323	—
Dividends and other earnings paid during fiscal year:
Dividends and other earnings paid during fiscal year prior to vesting date	3,078	4,789	3,836
Compensation Actually Paid (CAP)	930,655	780,656	1,481,073

(3)

TSR is calculated based on a fixed investment of one hundred dollars measured from the market close on September 30, 2020 (the last trading day of fiscal 2020) through and including the end of each fiscal year reported in the table.

(4)

Our peer group used for the TSR calculation is the Peer Group defined in our Annual Report on Form 10-K for fiscal 2023. The companies included in the Peer Group Index are: ATI Inc. (formerly Allegheny Technologies, Inc.), Carpenter Technology Corporation, Commercial Metals Company, Howmet Aerospace Inc., Insteel Industries, Inc., Kaiser Aluminum Corporation, Materion Corporation, Olympic Steel, Inc., and Universal Stainless & Alloy Products, Inc.

(5)

Our company-selected measure, which is the measure we believe represents the most important financial performance measure not otherwise presented in the table above that we use to link CAP to our NEOs for fiscal 2023 to our Company’s performance, is cumulative 3-year relative TSR rank.

Relationship between Pay and Performance

The charts shown below present a graphical comparison of CAP to our PEO and the average CAP to our Other NEOs set forth in the Pay Versus Performance Table above, as compared against the following performance measures: our (1) TSR, (2) peer group TSR, (3) net income, and (4) Cumulative Relative TSR Ranking (3-Year). The charts also provide a comparison of our TSR to the peer group TSR for the three-year period.

CAP Versus Company and Peer Group TSR

TSR in the above chart, in the case of both the Company and our peer group, reflects the cumulative return of $100 as if invested on September 30, 2020, including reinvestment of any dividends.

CAP Versus Net Income

CAP Versus Cumulative 3-year Relative TSR Rank

CAP vs. Cumulative 3-year Relative TSR Rank

$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
Total Pay (in thousands)
70
60
50
40
30
20
10
0
Relative TSR Percentile Rank

	FY21	FY22	FY23
PEO Cap	$5,230	$1,889	$2,769
NEO Cap	$1,481	$781	$931
Cumulative 3-year Relative TSR Rank	44	33	63

Performance Measures

The following list identifies the three performance measures (two financial and one non-financial) used by our Compensation Committee to link compensation actually paid to our NEOs in fiscal 2023 to company performance, calculated in accordance with SEC regulations. The role of each performance measure on our NEOs’ compensation is discussed in the Compensation Discussion and Analysis above.

Net Income

Cumulative 3-Year Relative TSR Percentile Rank

Total Case Incident Rate (TCIR)

PROPOSAL NO. 7. ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in detail under the heading “Executive Compensation,” our executive compensation programs are designed to attract, motivate, and retain talented executives. In addition, the programs are structured to create an alignment of interests between our executives and stockholders so that a significant portion of each executive’s compensation is linked to maximizing stockholder value. Under the programs, our Named Executive Officers are provided with opportunities to earn rewards for the achievement of specific annual and long-term goals that are directly related to our short-term and long-term success.

Please read the “Compensation Discussion and Analysis” section above and the compensation tables and narratives that follow for additional details about our executive compensation philosophy and programs, including information about the fiscal 2023 compensation of our Named Executive Officers.

The Compensation Committee continually reviews our compensation programs to ensure they achieve the desired objectives. As a result of its review process, in fiscal 2023 the Compensation Committee took the following actions with respect to our executive compensation practices:

●	established corporate performance goals under the MIP based on our attainment of net income and safety metrics creating a clear and direct relationship between executive pay and corporate performance;
●	made grants of restricted stock subject to time-based vesting and PSAs subject to the achievement of performance conditions, in order to reward executive officers for the achievement of both long-term and strategic goals;
●	established base salary and overall compensation at levels that are in line with those of individuals holding comparable positions and producing similar results at other multi-national corporations of similar size, value and complexity; and
●	designed the elements of our compensation program to retain and incentivize the Named Executive Officers and align their interests with those of our stockholders.

We seek your advisory vote on the compensation of our Named Executive Officers. We ask that you support the compensation of the Named Executive Officers as described in this proxy statement by voting in favor of this proposal. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of the Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this proxy statement. The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board of Directors. The Board of Directors and the Compensation Committee will review the voting results and consider them, along with any specific insight gained from our stockholders and other information relating to the stockholder vote on this proposal, when making future decisions regarding executive compensation.

The Board of Directors unanimously recommends that stockholders vote FOR this proposal.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the year ended September 30, 2023, with the Company’s management and the independent auditors. These reviews included quality, not just acceptability, of accounting principles, reasonableness of significant judgments and clarity of disclosures in financial statements. Management is responsible for the financial statements and the reporting process, including administering the systems of internal control. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the Commission. In addition, the Audit Committee has discussed with the Company’s independent registered public accounting firm such firm’s independence from the Company and its management, including the matters in the written disclosures and letter received by the Audit Committee, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and considered the compatibility of non-audit services with such firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2023 for filing with the SEC, and the Board of Directors has so approved the audited financial statements.

Respectfully submitted,

Brian Shelton, Chair

Dawne S. Hickton

Alicia B. Masse

PROPOSAL NO. 8. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee has selected the firm of Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, to be the Company’s auditors for the fiscal year ending September 30, 2024, and the Board of Directors is asking stockholders to ratify that selection. The Company is not required to have the stockholders ratify the selection of Deloitte as the independent auditor. The Company nonetheless is doing so because the Company believes it is a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider the retention of Deloitte, but ultimately may decide to retain Deloitte as the Company’s independent auditor. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time if it determines that such a change would be in the best interests of the Company and its stockholders. Before selecting Deloitte, the Audit Committee carefully considered that firm’s qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, including the firm’s efficiency, integrity, and competence in the fields of accounting and auditing. The Company has been advised by Deloitte that neither it nor any of its associates has any direct or material indirect financial interest in the Company.

Deloitte has acted as the independent registered public accounting firm for Haynes and its predecessors since 1998. Its representatives are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions concerning the audit of the Company’s financial statements.

Audit Fees—We have paid, or expect to pay, audit fees (including cost reimbursements) to Deloitte for the fiscal years ended September 30, 2022 and 2023, including fees for an integrated audit which included the Sarbanes-Oxley attestation audit and reporting to the SEC, of $1,127,608 and $1,256,204, respectively.

Audit-Related Fees—We have paid, or expect to pay, fees (including cost reimbursements) to Deloitte for audit-related services during fiscal 2022 and 2023 of $7,613 and $7,793, respectively. These services are related primarily to benefit plan audits and special projects.

Tax Fees—We have paid, or expect to pay, fees (including cost reimbursements) to Deloitte for services rendered related to tax compliance, tax advice and planning during fiscal 2022 and 2023 of $414,963 and $476,811, respectively. Services included preparation of federal and state tax returns, tax planning and assistance with various business issues including correspondence with taxing authorities.

All Other Fees—We did not incur any additional fees for services rendered by Deloitte in the fiscal years ended September 30, 2022 and 2023.

The Audit Committee reviewed the audit and non-audit services rendered by Deloitte and concluded that such services were compatible with maintaining the auditors’ independence. All audit and non-audit services performed by our independent registered public accounting firm are approved in advance by the Board of Directors or the Audit Committee to ensure that such services do not impair the auditors’ independence.

Our policies require that the scope and cost of all work to be performed for the Company by our independent registered public accounting firm must be pre-approved by the Audit Committee. Prior to the commencement of any work by the independent registered public accounting firm on behalf of the Company, the independent registered public accounting firm provides an engagement letter describing the scope of the work to be performed and an estimate of the fees. The Audit Committee and the Chief Financial Officer must review and approve the engagement letter and the fee estimate before authorizing the engagement. The Audit Committee pre-approved 100% of the services rendered by Deloitte in fiscal 2022 and 2023.

The Board of Directors unanimously recommends that stockholders vote FOR this proposal.

OTHER MATTERS

As of the date of this proxy statement, the Board has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If (a) any matters unknown to the Board as of the date of this proxy statement should properly come before the Annual Meeting; (b) a person not named herein is nominated at the Annual Meeting for election as a director because a nominee named herein is unable to serve or for any reason will not serve; (c) any proposals properly omitted from this proxy statement and the form of proxy should come before the Annual Meeting; or (d) any matters should arise incident to the conduct of the Annual Meeting, then the proxies will be voted with respect to such matters in the discretion of the proxy holders, who intend to vote on any such matters in accordance with their best judgment.

By Order of the Board of Directors,

Angela M. Kohlheim

Angela M. Kohlheim

Vice President, General Counsel and Corporate Secretary

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. SHAREOWNER SERVICESSM 1020 W. PARK AVE P.O. BOX 9013 KOKOMO, IN 46904 ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain HAYNES INTERNATIONAL, INC. 2. Dawne S. Hickton 3. Alicia B. Masse 1. Robert H. Getz 8. Ratification of Independent Registered Public Accounting Firm: To approve the appointment of Deloitte & Touche LLP as Haynes’ independent registered public accounting firm for the fiscal year ending September 30, 2024. 5. Michael L. Shor 4. Brian R. Shelton 6. Larry O. Spencer 7. Advisory vote on Executive Compensation: To approve executive compensation in a non-binding advisory vote. 9. Other Matters: To transact such other business as may properly come before the Annual Meeting. This Proxy, when properly executed, will be voted as directed, but, if not otherwise directed, this Proxy will be voted FOR the approval of Proposals 1 through 8. THE PERSONS NAMED AS PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. Election of Directors: The Board of Directors Recommends a Vote FOR the Nominees listed in Proposals 1 through 6 and FOR Proposals 7 and 8. V28001-P00501 ! ! ! ! ! ! ! ! ! ! ! ! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/HAYN2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. HAYNES INTERNATIONAL, INC. ANNUAL MEETING OF STOCKHOLDERS Wednesday, February 21, 2024 9:30 a.m. (EST) V28002-P00501 HAYNES INTERNATIONAL, INC. ANNUAL MEETING OF STOCKHOLDERS Wednesday, February 21, 2024 9:30 a.m. (EST) This Proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders of Haynes International, Inc. to be held on Wednesday, February 21, 2024, at www.virtualshareholdermeeting.com/HAYN2024 or any adjournment or postponements thereof. This Proxy, when properly executed, will be voted as directed, but, if not otherwise directed, this Proxy will be voted FOR the approval of Proposals 1 through 8. On any other matters that may properly come before the Annual Meeting, this Proxy will be voted at the discretion of the persons named as proxies in accordance with their best judgment. By signing the Proxy, you revoke all prior proxies and appoint Angela M. Kohlheim and Daniel W. Maudlin, and each of them as proxies, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments and postponements thereof. Receipt of the Notice of Meeting of Stockholders of the Company, the Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023 is hereby acknowledged. This Proxy may be revoked by the undersigned at any time before it is exercised by (i) executing and delivering to the Company a later-dated Proxy, (ii) attending the virtual Annual Meeting and voting online during the meeting, (iii) giving written notice of revocation to the Secretary of the Company or (iv) entering a new vote over the Internet or by telephone. See reverse for voting instructions.